UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FISION Corporation
(Exact name of registrant as specified in its charter)

Delaware	27-2205792
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

430 First Ave North, Suite 620 Minneapolis, Minnesota	55401
(Address of registrant’s principal executive offices)	(Zip Code)

(612) 927-3700

Registrant’s telephone number, including area code

_____________________

Michael Brown

Chief Executive Officer

430 First Ave North, Suite 620

Minneapolis, MN 55401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copy to:

Robert O. Knutson

Attorney at Law

9372 Creekwood Drive

Eden Prairie, MN 55348

Tel: (952) 210-3105

Approximate date of commencement of proposed sale to the public: From time to time as soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 452(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATOIN FEE

Title of each class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.0001 per share	6,000,000 shares	$0.80	$4,800,000	$330.31	(2)
Common stock, par value $.0001 per share	841,669 shares	$0.80	$673,335	$78.04
Total fees now due				$408.35

______________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 using a bona fide estimate of the maximum offering price per share.

(2) The registrant previously paid an amount of $226.01 in connection with a prior filing of this registration.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY ___, 2017

FISION CORPORATION

6,841,669 Shares of Common Stock

We are offering for our own account up to 6,000,000 shares of FISION Corporation, a Delaware corporation. These shares are being offered on a “best-efforts” basis by our officers and directors with no compensation paid to them incident to this offering other than reimbursement of expenses incurred by them on behalf of the Company. These shares also may be offered by certain broker-dealers who are members of the Financial Industry Regulatory Authority (FINRA) and acting as our sales agents. Any such sales agents will receive commissions of 7% of the amounts of sales made by them plus a nonaccountable expense fee of 3% of such sales. No assurance can be given that any broker-dealers will actively offer or sell any of these shares. These shares will be offered and sold over a 120-day period . The initial offering price will be $0.50 per common share.

Certain selling stockholders named in this prospectus also may offer and sell up to 841,669 shares of our outstanding common stock owned by them from time to time and in amounts, at prices and on terms determined at the time of any such sales. Selling stockholders may sell their shares in privately negotiated transactions at fixed prices, or at varying prices determined at the time of sale, or at prevailing prices in any over-the-counter (OTC) public market developed for our common stock. We will not receive any proceeds from sales by the selling stockholders.

Our common stock has never been listed or traded on any securities exchange or other market. We obtained a sponsoring registered broker-dealer which applied to FINRA and obtained a ticker symbol and trading status to allow our common stock to be quoted and traded in the over-the-counter (OTC) market under the symbol FSSN. We have also obtained DTC eligibility of our common stock for electronic inclusion and clearing in the DTC system. We are currently in the process of obtaining market makers for our common stock. There is no assurance, however, that an active public market for our common stock will ever develop.

Investing in our common stock is speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 8 to read about the risks of this investment.

	Per Share	Total
Public offering price	$0.50	$3,000,000
Sales agent commissions and nonaccountable expenses(1)	$0.05	$300,000
Proceeds to us, before offering expenses	$0.45	$2,700,000

 _____________

(1) Assuming all shares offered for our account are sold by sales agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

There is no assurance that all or any part of the common shares offered by this prospectus will be purchased by investors in this offering. No person or group of persons has agreed or is committed to purchase any of these shares.

There are no provisions or requirements to escrow any of the funds from this offering. We intend to use any proceeds from this offering as they are received, regardless of the final amount of shares sold in this offering.

The date of this prospectus is January ___, 2017 .

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ABOUT THIS PROSPECTUS

Neither we, nor the selling stockholders, nor any sales agents participating in this offering, have authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information you may be given by others. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of its delivery or any sale of shares of our common stock, since our business, results of operations, and financial condition may have changed since that date.

No person should rely on the information contained in this prospectus for any purpose other than participating in this offering, and only this prospectus is authorized by us to be used in connection with this offering. Other than us, the selling stockholders, and any participating sales agents, no other person has been authorized to distribute this document or use it to offer or sell any of our securities.

Until February  ___, 2017 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus.

We are making offers to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of our common stock if the person making the offer or solicitation is unqualified to do so or if it is unlawful for you to receive the offer or solicitation.

References in this prospectus to “we,” “us,” “our,” the “Company,” and “Fision” refer to FISION Corporation, a Delaware corporation, together with its wholly owned subsidiary Minnesota corporation, Fision Holdings, Inc.

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PROSPECTUS SUMMARY

The following summary does not contain all of the information that should be considered before investing in our common stock. Investors should read this entire prospectus carefully, including the more detailed information regarding our business and management, our financial statements and accompanying notes, and particularly the many risks of investing in our common stock discussed under the caption “Risk Factors.”

Our business

We are an Internet platform technology company providing cloud-based software solutions to automate the marketing functions and activities of our customers. Our focus is to develop and offer software technology tools through our Fision platform to enable our customers to maximize their marketing assets and initiatives. Our business operations are conducted from Minneapolis through our wholly owned Minnesota subsidiary, Fision Holdings, Inc.

We derive our revenues primarily from recurring payments from customers who have entered into software licensing contracts with us having terms of one to three years, and secondarily from set-up and implementation fees paid by new customers during the initial stage of their license contract. Our typical customer implementation process includes integrating our cloud-based Fision platform into the marketing infrastructure of the customer, initiating and conducting customer training, and providing marketing development support while our Fision platform is being actively launched by the customer. We also continue to offer technical and maintenance support after implementation. As of November 30, 2016, we have license contracts with 14 customers actively using our Fision platform for their marketing activities.

Our current and targeted customer base ranges across diverse industries of various sizes, including banks and other financial enterprises, insurance companies, hotels and other hospitality businesses, healthcare and fitness companies, software and other technology companies, telecommunications companies, and numerous other companies selling familiar branded products or services.

We believe that our market potential is virtually unlimited, since our proprietary Fision platform provides significant benefits to the marketing and sales departments and personnel of any commercial enterprise, regardless of size. We market and license our proprietary software platform primarily through direct sales obtained by our management and in-house sales personnel. During the past couple years, we have also implemented a secondary sales channel utilizing experienced independent technology sales agencies, which we refer to as our “channel partners.”

Our Fision platform enables our customers to easily and quickly create and implement marketing campaigns to support their sales personnel while still emphasizing, enhancing and protecting their valuable brand assets. We believe that the software marketing solutions of our Fision platform provide three major benefits to our customers, which are (i) accelerating their revenues, (ii) improving their marketing and brand effectiveness, and (iii) significantly reducing their marketing and sales costs.

5

Our recent merger

We became a public company through a reverse merger described in detail under the caption “Reverse Merger Transaction.” This merger was with a Delaware corporation registered as an SEC reporting company under the Securities Exchange Act of 1934, which is now our parent company under its changed name to FISION Corporation. The common stock of FISION Corporation has never been listed on any exchange or quoted for trading on any over-the-counter (OTC) market. We have obtained a sponsoring registered broker-dealer which applied to FINRA and obtained a ticker symbol and trading status to allow our common stock to be quoted and traded on the OTC market under the symbol FSSN. We are now in the process of obtaining market makers for our common stock

Our status as a former “shell company”

Special limitations under Rule 144 apply to our securities due to the fact that our parent Delaware corporation was a “shell company” as defined under the Securities Act of 1933 (the “Securities Act”). Paragraph (i) of Rule 144 of the Securities Act prohibited our stockholders from relying on the safe harbor provisions of Rule 144 until at least one full year had elapsed since we filed information respecting our post-merger business that is required under the SEC’s Form 10. We filed this information under Form 8-K on January 4, 2016, and accordingly our stockholders now may rely on the safe harbor provisions of Rule 144.

Corporate information

Our executive, sales and marketing, and operational offices, as well as our software development spaces and equipment, are located at 430 First Avenue North, Suite 620, Minneapolis, Minnesota 55401, our telephone number is (612) 927-3700, and our website address is www.FisionOnline.com. Our fiscal year end is December 31. None of the information contained in our website is any part of this prospectus.

Summary of the offering

Common stock offered	6,841,669 shares of our common stock, of which 6,000,000 shares are being offered by us, and 841,669 shares are being offered for resale by selling stockholders.

Offering price per share	$ 0.50

Total offering proceeds to us	$ 3,000,000 (2)

Common stock outstanding prior to offering	38,658,387 shares (1)

Common stock to be outstanding after offering	44,658,387 shares (1) (2)

Use of proceeds

Estimated net proceeds to us from this offering will be $2,660,000, assuming the sale of the maximum 6,000,000 shares offered by us, and will be used for satisfaction of notes and accounts payable, product enhancement and development, and limited purchase of computer equipment, as well as for working capital to support our operations and anticipated growth. We will not receive any proceeds from any sales by selling stockholders. See “Use of Proceeds.”

Offering plan

Common shares offered for our account will be offered on a “best-efforts” basis by our officers and directors with no compensation paid to them, and also by any broker-dealers acting as our sales agents who will receive 7% commissions and a 3% nonaccountable expense account.

Risk factors	Investing in our securities is speculative and involves a high degree of risk, and you should carefully read and consider the information in this prospectus entitled “Risk Factors.”

_________________

(1) Not including 6,921,755 shares issuable on exercise of outstanding stock options and warrants, and 797,500 shares reserved for future issuance under our Stock Incentive Plans.

(2) Assuming sale of the maximum 6,000,000 common shares being offered for our account.

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SELECTED FINANCIAL DATA

The following summary of selected financial information from our statements of operations and balance sheets as of and for the following periods have been derived from, and should be read in conjunction with, our financial statements included in this prospectus.

	Nine Months Ended		Fiscal Year Ended
	September 30,		December 31,
	2016	2015	2015	2014
	(unaudited)
Statement of Operations Data:
Revenues	$320,690	$459,027	$604,799	$699,110
Cost of revenues	109,421	100,745	136,856	138,644
Gross margin	211,270	358,282	467,943	560,446
Gross margin as a percentage of revenues	65.9%	78.1%	77.4%	80.2%
Total operating expenses	2,869,440	2,227,364	2,421,785	3,062,897
Interest expense, net	113,541	231,678	305,390	281,593
Net (loss)	$(2,770,811)	$(2,100,760)	$(2,259,232)	$(2,784,044)

	September 30,	December 31,
	2016	2015	2014
	(unaudited)
Balance Sheet Data:
Working capital (deficiency)	$(1,445,239)	$(1,560,531)	$(3,633,909)
Current assets	$31,938	$55,947	$58,853
Total assets	$48,330	$70,157	$86,939
Accounts payable/accrued expenses	$620,765	$185,172	$1,282,642
Note payable related parties	$349,857	$174,125	$702,700
Notes payable	$506,550	$1,257,181	$1,707,420
Total current liabilities	$1,477,172	$1,616,478	$3,692,762
Long-term liabilities	-0-	-0-	-0-
Total stockholders’ equity (deficit)	$(1,428,842)	$(1,546,321)	$(3,605,823)

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REVERSE MERGER TRANSACTION

Pursuant to an Agreement and Plan of Merger dated December 8, 2015, we acquired by reverse merger the business and operations of Fision Holdings, Inc., a Minnesota corporation. This reverse merger (the “Merger”) was completed and effective on December 28, 2015 upon the filing of Articles of Merger with the Minnesota Secretary of State. Through the Merger, Fision Holdings, Inc. became our wholly owned subsidiary.

At the effective time of the Merger, each outstanding share of Fision Holdings, Inc., the Minnesota corporation, was converted into one share of common stock of FISION Corporation, the Delaware corporation, resulting in the Minnesota corporation becoming a wholly owned subsidiary of the Delaware corporation. All pre-merger options, warrants and any other derivative securities of the Minnesota corporation also were exchanged for similar post-merger derivative securities of the Delaware corporation.

As a result of the Merger, the pre-merger stockholders of the Minnesota corporation acquired approximately 95% of our company upon the Merger becoming effective, and the business of the Minnesota corporation became our sole line of business, since the Delaware corporation was not engaged in any active business at the time of the Merger. Prior to the Merger, there were no material relationships that existed between the officers, directors and affiliates of FISION Corporation, the parent Delaware corporation, and the officers, directors and affiliates of Fision Holdings, Inc., now our wholly-owned Minnesota subsidiary corporation.

Also effective with the closing of the Merger, the former sole officer and sole director of the Delaware corporation resigned from all management positions, and the following persons were concurrently elected to serve for the Delaware corporation immediately in the following capacities:

Name	Position
Michael Brown	Chief Executive Officer (CEO), Board Chairman and Director
Garry Lowenthal	Executive Vice President, Chief Financial Officer (CFO) and Director

Messrs. Brown and Lowenthal formerly held and currently hold the same management positions with our operating subsidiary Minnesota corporation.

We have accounted for the Merger as a reverse merger and recapitalization, which for financial reporting purposes means that the Minnesota corporation is the acquirer and the Delaware corporation is the acquired entity. Consequently, the assets and liabilities and operations reflected in our historical financial statements prior to the Merger will be those of the Minnesota corporation and will continue to be recorded at their historical cost basis; and our consolidated financial statements after the Merger will include all assets and liabilities of both the Delaware and Minnesota corporations as well as the post-merger combined historical operations of both corporations. .

Following the Merger, we continued to be a “smaller reporting company” as defined in Regulation S-K of the SEC. The tax treatment of the Merger is considered to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as relating to such tax free reorganization exemption.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before you invest in our common stock. These risks could cause our future results to differ materially from our historical results and from any guidance we may provide regarding our expectations of future financial performance.

8

Risks Related to our Company

Our operations and business are subject to the risks of an early stage company with limited revenue at this time.

Our business is subject to the many risks inherent in the establishment of a new enterprise and the uncertainties arising from the absence of a significant operating history. We cannot project whether or when we will become profitable because of the significant uncertainties regarding our ability to generate and achieve growing revenues. One of the principal challenges we face is gaining customer acceptance. Moreover, we face substantial competition from well-established companies with far greater resources than we possess, and accordingly our potential customers may be more familiar with our competitors and their capabilities.

Our future success will depend upon many factors and variables facing a new business, including factors which may be beyond our control or which cannot be predicted at this time. We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing and customer acceptance of our Fision platform software services. Nevertheless, our assumptions and assessments regarding market size, market share, market acceptance of our products and services or other factors may prove incorrect materially. We are a relatively new commercial enterprise in our chosen market, and we may be unable to successfully implement our business plan to become profitable. Any such failure will have a materially adverse effect on our business and prospects and the value of any investment in our Company.

We have a limited operating history.

Our limited operating history means there is a high degree of uncertainty in our ability to execute our business plan effectively, to obtain customers, to develop new products and services, and to respond to competition. Our inability to achieve any of the foregoing could materially and adversely affect our business, financial condition, and results of operations.

We have a history of substantial losses, and there are no assurances we will report profitable operations in the foreseeable future.

We incurred net losses of $2,784,044 for the year ended December 31, 2014, and $2,259,232 for the year ended December 31, 2015, and $2,770,811 for the nine-month period ended September 30, 2016. Since Fision’s inception in 2010, we have an accumulated deficit of $(13,384,076) as of September 30, 2016. Moreover, we expect to continue operating at a loss until at least well into 2017. There is no assurance based on our past business operations to support our belief that we can become profitable or sustain profitability in the future. There can be no assurance that we can generate significant revenue growth, or that any revenue growth that we achieve can be sustained.

If we are unable to obtain significant future financing from time to time, our development and operations will encounter serious delays or could even result in the complete failure of our business. Additional financing also may dilute our existing stockholders.

Our ability to become commercially successful and profitable will depend largely on our being able to continue raising significant additional financing from time to time in the future. If we are unable to raise additional financing through equity and/or debt sources as needed, we would not be able to succeed in our commercial operations, which eventually could result in our failure. There is no assurance any such additional funds will be available on terms satisfactory to us, if at all. Moreover, any future equity or equity-based financing we may obtain could be dilutive to our existing stockholders.

Our registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern and we may not be able to continue as a going concern.

The report of our independent registered public accounting firm accompanying our audited financial statements for the fiscal years ended December 31, 2015 and 2014 stated those financial statements were prepared assuming that we would continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. The issue of our ability to continue as a going concern is primarily due to our losses suffered during the past few fiscal years, which losses we continue to incur. Because we have received this opinion from our auditor, it may be more difficult for us to attract investors for equity financing, or to secure debt financing or bank loans on acceptable terms, if at all.

9

For the past few years, our operating expenses have been funded by various sources including sales of our common stock, limited revenues from customer contracts, deferral and conversion to equity of management compensation, and stock-based payments or awards to management and various service providers, and we currently have very limited cash. If we are unable to generate sufficient revenue or obtain substantial financing to support our operations, we could be forced to cease operations and investors could lose their entire investments. We can give no assurance as to our ability to generate adequate revenue and raise sufficient capital to enable us to continue as a going concern. Moreover, concerns about our financial viability may adversely affect current and potential customers’ willingness to enter into licensing agreements with us

We have a significant amount of secured and unsecured debt which mostly has matured, and this could limit or even eliminate recovery of your investment if we fail to reach substantial profitability or otherwise resolve or satisfy our outstanding debt.

We have a significant amount of indebtedness in the form of various Notes Payable. As of September 30, 2016, we had $922,008 of Notes Payable including accrued interest, a majority of which is past due or due on demand. We have not made any payments to reduce or satisfy this debt, and we have accrued additional interest on this debt to date.

During the past year, we converted a large amount of Notes Payable into our common stock concurrent with the closing of the Merger and later. There is no assurance, however, that we will be able to convert our remaining overdue debt into common stock, or to satisfy this debt through new financing or refinancing, or to achieve profitability sufficient to make future payments to satisfy this debt. If we cannot satisfy or resolve our substantial overdue indebtedness, such failure would have a significant adverse effect on our business and financial condition, and could even cause a total failure of our business.

Moreover, any future issuances of common shares for debt conversion will have substantial dilutive effect upon our existing stockholders, and the overhang from the resale or even potential resale of these debt conversion shares on any public market for our common stock could have a material adverse effect on the price of our common stock.

Our ability to generate future material revenues will depend upon a number of factors, some of which are beyond our control.

These factors include the rate of acceptance of our software products, competitive pressures in our industry, effectiveness of our sales force, adapting to changes in technology in our industry, and general economic trends. We are unable to forecast accurately what our revenues will be in future periods.

Our operating results have fluctuated and been difficult to predict, and our results could continue to fluctuate and be unpredictable in the future.

Our operating results have been difficult to predict, have historically fluctuated, and may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. Accordingly, comparing our operating results on a period-to-period basis may not be meaningful. Factors that may affect our quarterly operating results may include: any material changes in demand for our software solutions; the introduction of new technologies by competitors; the nature of our variable and unpredictable sales cycle; changes in the number, availability and quality of competing products; the timing and amount of sales and marketing expenses incurred by us to attract new customers; changes in the economic or business prospects of our customers or the economy generally; changes in our pricing policies or the pricing policies of our competitors; changes in governmental regulation of the Internet, wireless networks and mobile platforms; unforeseen costs necessary to improve and maintain our technologies; and costs related to any acquisitions undertaken by us.

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We face significant challenges in obtaining market acceptance of our products and establishing our Fision brand.

Our success depends primarily upon the acceptance of our Fision software platform and brand by new customers, most of whom will not be familiar with and have not used our products, and also do not recognize our brand and corporate identity. Acceptance of our marketing software solutions by new customers will depend on many factors including price, reliability, performance, service accessibility and effectiveness, and our ability to overcome existing loyalties to established brands. There is no assurance we will be able to satisfy these market acceptance challenges successfully.

We believe that the acceptance of Fision products and services by current and prospective customers will depend on various factors including the following:

•	continued importance of the Fision platform capabilities to marketing personnel of our customers;

•	our ability to demonstrate the Fision platform’s economic and other benefits;

•	our customers’ acceptance of us as a reliable service provider; and

•	the reliability of our software solutions comprising the Fision platform.

If our products have or develop product defects, or we fail to provide timely agreed upon services to our customers, it could materially damage our reputation, sales and profitability and also result in substantial remedial costs.

The Fision products and services we provide to our customers are regularly being modified and enhanced, and accordingly could contain or develop unknown defects or errors when first introduced or when new versions are released. As a result, we could incur future losses or delays in recognition of revenues from any software or product errors or defects, which would have a material adverse effect upon our business, operating results and financial condition.

We depend on a small number of customers for a substantial portion of our revenues, and any material reduction in the use of our Fision software platform by one or more of our major customers could reduce our revenues significantly.

For the fiscal years ended December 31, 2013, 2014 and 2015, five customers in 2013 each accounted for more than 10% of our revenues, four customers in 2014 each accounted for more than 10% of our revenues, and four customers in 2015 each accounted for more than 10% of our revenues; and combined these customers represented slightly over 50% of our revenue during each of these three years. None of these customers was significantly dominant in either 2013, 2014 or 2015, however, since the highest revenue customer in each year was less than 14% of our revenues. A significant reduction or termination for any reason in the use of our Fision platform by one or more of our major customers could harm our business materially.

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Our success is dependent upon our current key personnel as well as our ability to attract, recruit and retain additional key employees.

We believe that our success will depend significantly on continued employment of our management and key technology and sales personnel, and the loss of the services of one or more of them could harm our business substantially. Our future business also will be dependent on hiring additional qualified key personnel, and if they are not available when needed, our future growth and prospects could suffer materially.

Our industry involves rapid technological change. If we are unable to adapt our products and develop new products to reflect or incorporate these rapid changes, our business will be harmed substantially.

The market for our Fision products and services is characterized by rapidly changing technology and industry standards. Some of our competitors have much greater resources to develop and test new technology more rapidly than we can accomplish. We must respond to changing technology and industry standards in a timely and cost-effective manner, which there is no assurance will happen. Our adaption to changing technology and industry standards may require substantial time and expense, and there is no assurance we will succeed in adapting our Fision products and services effectively to new technologies as they emerge.

We operate in a highly competitive industry, and we may not be able to compete successfully.

Our market is highly competitive, with many companies providing marketing solutions competing with our Fision software platform. Well-known and established competitors include Marketo, Eloqua (Oracle), Unica (IBM), Hubspot, ExactTarget (Salesforce), Aprimo, SAP, Responsys and Silverpop. We expect additional strong competitors to emerge in the future from time to time.

Most of our current and potential competitors have significantly more personnel, financial, technical, marketing and other resources than we possess, and accordingly they are able to devote substantially greater resources than us to development, marketing, sales, and support of their products and services. We lack many things which most of our competitors have, including an established brand and name recognition, existing relationships with a large customer base, the ability to undertake costly and extensive marketing campaigns, and large customer support teams.

Our current and potential competitors may develop and offer new software technologies that render our products less competitive, unmarketable or even obsolete. In addition, if any competitors develop products with similar or better functionality than our solutions, we may need to decrease the prices for our products to remain competitive, which could result in a material reduction in our margins and a corresponding material negative effect on our operating results and financial condition.

We may not be able to address and solve satisfactorily the many competitive pressures and challenges facing us in our industry, and our failure to do so could seriously harm our business.

Our market may develop more slowly than we expect, which could harm our business.

Development of marketing software solutions is an emerging market, and our current and future customers may ultimately find our Fision software platform to be less effective than anticipated for promoting and marketing their products or services, which could cause them to reduce their spending on our software solutions. If the market for our products develops more slowly than we expect, we may not be able to increase our revenues effectively and our business would suffer materially.

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Failure to manage our growth effectively could harm our business seriously.

Based on current procurement transactions for potential new customers, we expect the pace of our growth to increase materially. If we do not effectively manage any substantial growth when it occurs, the perceived quality of our business may suffer materially, which could negatively affect our reputation and the demand for our products. Any substantial growth of our business will place an increasing strain on our resources and infrastructure, and our future success will in large part depend on the ability of our senior management to manage our growth effectively. Any failure by our senior management or other key personnel to manage our future growth properly could impair our ability to deliver our software solutions in a timely fashion, to fulfill existing customer commitments, or to attract and retain new customers.

Interruption or failure of our information technology and communications systems could hurt our ability to provide our services effectively, which could damage our reputation and harm our operating results.

The availability to our customers of our products and services depends on the continuing and efficient operation of our information technology and communications systems and infrastructure, and most particularly on the “cloud-based” service provider facility which hosts our Fision software platform. These electronic systems are vulnerable to damage or interruption from earthquakes, vandalism, sabotage, terrorist attacks, floods, fires, power outages, telecommunications failures, and computer viruses or other deliberate attempts to harm the systems. The occurrence of a natural or intentional disaster, any decision to close a facility we are using without adequate notice, or particularly an unanticipated problem at our cloud-based virtual server facility, could result in harmful interruptions in our service, resulting in damage to our customers and brand and likely a reduction to our revenues.

We may not be able to adequately protect or enforce our intellectual property (IP) rights, which could cause our business to suffer substantially.

Our success and competitive position will depend substantially on our ability to protect our intellectual property (IP), including trademarks, trade names, patent rights and trade secrets. We rely primarily on trademark and copyright law, trade secret protection and confidentiality agreements to protect our proprietary rights. Despite our efforts to protect these proprietary rights, unauthorized parties may attempt to copy aspects of our intellectual property or to wrongly obtain and use our information technology. In addition, competitors may independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, or our IP assets become marginalized or valueless due to developments by a competitor, our business could suffer materially. Moreover, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Any such litigation could result in substantial costs and diversion of our resources, which could cause serious harm to our business, operating results and financial condition.

We have filed two patent applications which are pending with the United States Trademark and Patent Office (USTPO) and cover certain technological aspects of our Fision software platform, and we expect to receive patent protection regarding these patent claims. Although we regard the proprietary software technology covered by these pending patents to be material to our future business, there is no assurance that the patent claims we have filed will provide us with any significant proprietary protection even if they are granted to us.

We could incur substantial costs and disruption to our business as a result of any infringement claim brought against us involving intellectual property of another party, which could harm our business and operating results, or even prevent us from selling our products.

We cannot predict whether any third party claims will occur alleging that we have infringed their intellectual property rights, and if any such claims occur whether they will substantially harm our business and operating results. If we are forced to defend any infringement claims, whether with or without merit or even if determined in our favor, we may face costly litigation and diversion of our management and other personnel. Moreover, any outcome of a claim resulting in our having infringed another’s intellectual property rights may require us to pay significant damages and attorney fees; to cease licensing our Fision software platform; to expend substantial development resources to redesign our products; or to enter into potentially unfavorable royalty or license agreements to use third-party technologies, which may not be available on terms acceptable to us, if at all. The time and resources required from us to resolve any such disputes or litigation, even if resolved in our favor, could harm our business, operating results, financial condition, brand and reputation.

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Risks Related to Our Common Stock

Being a public company results in additional expenses and diverts management’s attentions.

Due to the Merger, our business must now bear the expenses associated with being a public company including being subject to the reporting requirements of the Securities Exchange Act of 1934. These requirements generate significant accounting, legal and financial compliance costs, and may place significant strain on our personnel and resources. As a result, management’s attention may be diverted from other significant business concerns, which could have an adverse material effect on our business, financial condition and results of operations.

Applicable and extensive regulatory requirements, including those of the Sarbanes-Oxley Act and the Dodd-Frank Act, may make it difficult for the Company to retain or even attract qualified officers and directors, which could adversely affect our business and our future relationships in the investment community.

Because of the many and ever increasing rules and regulations governing publicly-held companies, it may be difficult for us to attract and retain those qualified officers and directors necessary for effective management. The Sarbanes-Oxley Act particularly added demanding new rules and regulations and the expansion and strengthening of existing rules and regulations, including required certifications by our principal executive officers. The SEC, FINRA and the stock exchanges also continue to add to or expand their rules frequently. This extensive and ongoing regulatory situation regarding the adoption of new rules and regulations by these various agencies has created a real, or at least perceived, increased personal risk to members of management of public companies, which may deter qualified candidates from accepting roles as directors or officers of our Company. If we are unable to attract and retain future qualified officers and directors as needed, the management of our business and our future ability to obtain a listing of our securities on a national stock exchange could be adversely affected materially.

If we fail to establish and maintain an effective system of internal controls over financial reporting, we may not be able to report our financial results accurately or detect fraud. In that event, investors and the financial community could lose confidence in our financial reporting, which in turn may result in a decline in the trading price of our stock, or otherwise harm our operating results and financial condition.

Internal controls over financial reporting are processes designed to provide reasonable assurances regarding the reliability of financial reporting and the proper preparation of financial statements. We must maintain effective internal controls over financial reporting to provide reliable financial reports, avoid misstatements in our financial statements, and detect any fraud or material weaknesses in our internal controls. We are in the process of assessing our internal controls to identify changes needed to be implemented by us to remedy our material weaknesses. Any failure by us to implement the changes necessary to maintain an effective system of internal controls could harm our operating results materially and also cause investors and financial analysts to lose confidence in our reported financial information. Any such loss of confidence in the investment community would have a negative effect on the trading and price of our common stock.

Even if we resolve effectively any material weaknesses in our internal controls, this still may not prevent all potential errors, since any control system, regardless of its design, can provide only reasonable and not absolute assurance that the objectives of the control system will be achieved.

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Ownership and control of our Company is concentrated in our management.

Our officers and directors beneficially own or control approximately 50% of our outstanding shares of common stock, which concentrated ownership and control by our management could adversely affect the price of our common stock. Any material sales of common stock of our management, for example, could adversely affect the price of our common stock.

This substantial concentration of stock ownership affords our management the ability to control all matters requiring stockholder approval including the election of all directors, the approval of mergers or acquisitions, and other significant corporate transactions. Any person acquiring our common stock most likely will have no effective voice in the management of our company. This ownership concentration also could delay or prevent a change of control of the Company, which could deprive our stockholders from receiving a premium for their common shares.

We do not anticipate paying any dividends on our common stock for the foreseeable future.

We have not paid any dividends on our common stock to date, and we do not anticipate paying any such dividends in the foreseeable future. We anticipate that any earnings experienced by us will be retained to finance the implementation of our operational business plan and expected future growth.

The elimination of monetary liability against our directors and executive officers under Delaware law and the existence of indemnification rights held by them granted by our bylaws may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

Our articles of incorporation eliminate the personal liability of our directors and officers to the Company and its stockholders for damages for breach of fiduciary duty to the maximum extent permissible under Delaware law. These provisions and resultant costs may discourage us, or our stockholders through derivative litigation, from bringing a lawsuit against any of our current or former directors or officers for any breaches of their fiduciary duties, even if such legal actions, if successful, might benefit us or our stockholders.

In addition, our bylaws provide that we are obligated to indemnify our directors or officers to the fullest extent authorized by Delaware law for costs or damages incurred by them involving legal proceedings brought against them relating to their positions with the Company. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers.

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Delaware law contains anti-takeover provisions which could deter or even prevent acquisition attempts of our company that may be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third party to obtain control of us. Section 203 of the Delaware General Corporation Law, for example, may make the acquisition of our company and the removal of our incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding common stock from acquiring us, without the consent of our board of directors, for at least three years from the date they first owned at least 15% of our common stock. The anti-takeover effect of provisions of Delaware law could discourage, delay or prevent a change in control, even when such a change in control would be beneficial to our existing stockhlders.

Our Articles of Incorporation allow for our Board of Directors to create and designate new series of our preferred stock without any approval of our shareholders, which could diminish the rights of holders of our common stock.

We have no outstanding preferred stock and no present intention to designate or issue any series of our preferred stock. Our Board of Directors, however, has the authority to fix and determine the relative rights and preferences of our authorized preferred stock without further common stockholder approval for issuance. Accordingly, our directors could authorize preferred shares, for example, that would grant a preference over common shareholders to our assets upon liquidation, or grant voting power and rights superior to those of common shares, or grant rights to preferred stock to accumulate and receive dividend payments before any dividend or other distribution to common shareholders, or grant special redemption terms and rights prior to any redemption of common shares, or grant rights convertible at favorable terms into common stock. Granting one or more of these or other preference rights to preferred stock could adversely affect the rights of our common stockholders such as decreasing the relative voting power of our common stock or causing substantial dilution to our common stockholders.

Risks Related to This Offering

There is no current active trading market for the Company’s common stock, and any future public trading market may be inactive and fluctuate substantially.

There has never been an active trading market for our common stock. We have obtained a sponsoring registered broker-dealer to apply for a ticker symbol for our common stock to be quoted and traded publicly, and this broker-dealer has obtained from FINRA trading authorization for our common stock in the OTC market under the symbol FSSN. We are now in the process of obtaining market makers for our common stock.

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There is no assurance that any trading market for our common stock will become active or liquid, or be sustained when and if developed. When and if a trading market for our common stock develops, there remains a significant risk that our common stock price may fluctuate substantially in the future in response to various factors including the following:

•	substantial variations in our operating results.

•	departures or additions of management or other key personnel

•	announcements of acquisitions or strategic joint ventures.

•	announcements of significant capital commitments or transactions.

•	announcements of significant patent or other technological matters.

•	substantial sales of our common stock in the open market.

•	any significant litigation matters.

•	announcements of new product developments.

•	gain or loss of significant customers.

•	general market conditions or specific political and economic conditions.

Regarding any public trading market for our common stock, we anticipate it will be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for our stockholders to sell their common stock.

Under SEC rules, a “penny stock” generally includes any equity security having a market price of less than $5.00 per share. Incident to any transaction involving a penny stock, these SEC rules require a broker or dealer to approve a person’s account for transactions in penny stocks, and also to receive from the person a written consent to the transaction and its terms. The broker or dealer also must obtain financial information and investment experience objectives of the person, and make a reasonable determination that transactions in penny stocks are suitable for that person and that the person is competent to evaluate the risks of penny stocks. Prior to the transaction, the broker or dealer also must deliver a disclosure schedule containing the rights and remedies available to the person, the basis on which the broker or dealer made the suitability determination, and the receipt of the related signed agreement from the person.

Due to these penny-stock rules, brokers and dealers may be less willing to execute transactions in penny stock securities, and this may make it more difficult for shareholders to dispose of our common stock if and when such common shares are eligible for sale, which could cause a decline in the market value of our common stock.

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Because we became a publicly-held company by means of a reverse merger with an inactive public company, it may be difficult for us to attract the attention of brokerage firms and financial analysts.

Due to our becoming public through a reverse merger, we currently have no material relationship or public stock trading history with any brokerage firm, underwriter or financial analyst. Accordingly, assuming we obtain a public trading market for our common stock, there may be little or no incentive for securities analysts of brokerage and other financial firms to provide investment coverage of us or to recommend the purchase of our common stock.

If there are substantial sales or even perceived substantial sales of our common stock, the price of our common stock in any trading market could decline materially.

The market price of our common stock could decline materially due to any substantial sales, or even perceived substantial sales, of our common stock by current stockholders, particularly sales by our officers, directors, employees or significant stockholders.

Moreover, since the selling stockholders may offer for sale up to all of their shares included in this prospectus, they could sell a significant number of their shares at the same time. Any such sales at the same time, or even the perception it is occurring or will occur, may depress the market price of our common stock.

Our management has broad discretion over the use of proceeds received by us from this offering, and may apply these proceeds in ways that do not improve our operating results or increase the value of your investment.

Our management will retain broad discretion as to the use and allocation of the net proceeds received by us in this offering. Accordingly, our investors will not have any opportunity to evaluate the economic, financial and other relevant information considered by us regarding the application of the net proceeds. Management could apply the proceeds in ways that you would not approve of, and which do not improve our business or increase the value of your investment.

You will experience immediate and substantial dilution in the value of any shares of common stock that you purchase from us in this offering.

The public offering price of $0.50 per share is substantially higher than the net tangible book value of each outstanding share of our common stock. On a book value basis as of September 30, 2016, purchasers of common stock from us in this offering will experience immediate and substantial dilution of $0.464 per share. See “Dilution.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

There are many statements in this prospectus that are not historical facts. These “forward-looking statements” can be identified by terminology such as “believe,” “could,” “may,” “intend,” “plan,” “will,” “expect,” “anticipate,” “estimate,” “strategy,” and similar expressions. These forward-looking statements are subject to material risks and uncertainties that are beyond our control, and many of these risks are discussed in the section of this prospectus entitled “Risk Factors.” Although our management believes that the assumptions underlying these forward-looking statements are reasonable, they do not assure or guarantee our future performance. Our actual results could differ materially from those contemplated by these forward-looking statements. The assumptions used for these forward-looking statements require considerable exercise of judgment, since they represent estimates of future events and are thus subject to material uncertainties involving possible changes in economic, governmental, industry, marketplace, and other circumstances. To the extent any assumed events or conditions do not occur, the outcome may vary materially from our anticipated or projected events or results. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by these forward-looking statements will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements. Moreover, these forward-looking statements represent our expectations only as of the date of this prospectus, and except as required by law, we assume no obligation to update or revise any of these forward-looking statements.

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USE OF PROCEEDS

Based on the public offering price of $0.50 per share , and assuming that we sell the maximum shares being offered for our account under this prospectus, we estimate that the net proceeds to us from this offering will be approximately $ 2,660,000 after deducting maximum estimated commissions and nonaccountable selling agent expenses and other estimated offering expenses. We intend to use the net proceeds from this offering as follows:

Costs of being public, including audit and legal, SEC reports, OTC.QB fees, and investor and broker-dealer relations and presentations	$125,000
Marketing/sales expenses including personnel wages	750,000
Fision product development and support	500,000
Payments on outstanding Notes and accounts payable/accrued expenses	390,000
Purchase computer and other equipment	150,000
Operating working capital, including management and other employee compensation, outsourced services, office rental and administrative expenses, and other general corporate purposes	745,000
Total net proceeds	$2,660,000

In addition, following is our estimated use of net proceeds in the event we only raise 75% ($1,985,000 net proceeds), or 50% ($1,310,000 net proceeds), or 25% ($635,500 net proceeds) of this best efforts offering:

	75% of	50% of	25% of
	Offering	Offering	Offering
Costs of being a public company	$125,000	$125,000	$125,000
Marketing and sales expenses	600,000	350,000	125,000
Product development and support	350,000	225,000	75,000
Payments on Notes and accounts payable/accrued expenses	300,000	250,000	225,000
Purchase computer and other equipment	100,000	50,000	-0-
Operational working capital	510,000	310,000	85,500
Total net proceeds	$1,985,000	$1,310,000	$635,500

Our estimated allocations for payment of accrued expenses includes an amount of $50,000 payable to our CEO and CFO for past due salary compensation.

These allocations of net proceeds of this offering represent our current estimates and intentions based upon our present plans and assumptions regarding our future revenues and expenses. As of the date of this prospectus, we cannot predict accurately all of the particular uses for these net proceeds, and accordingly our management will have broad discretion regarding use of net proceeds for working capital and general corporate purposes. Moreover, the amounts and timing of our actual expenditures will depend upon numerous factors, including the future results of our marketing and development efforts and the amount of revenues received by us. Investors will be relying completely on the judgment of our management regarding the application of the net proceeds of this offering.

Pending use of these net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities or certificates of deposit.

We will not receive any proceeds from any sales of common shares by the selling stockholders.

DIVIDEND POLICY

We have never paid or declared cash dividends on our common stock. Since we currently intend to retain any future earnings for use to support the operations and growth of our business, we do not intend to declare or pay any cash dividends in the foreseeable future. Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors considered relevant by our Board of Directors.

MARKET FOR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock. We have obtained a sponsoring registered broker-dealer who applied to FINRA and obtained approval for our common stock to be quoted and traded publicly on the over-the-counter (OTC) market under the symbol FSSN. We are now in the process of obtaining market makers for our common stock.

Record Holders

As of December 31, 2016, there were 331 holders of record of our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock, and we do not intend to declare or pay any such cash dividends in the foreseeable future. See “Dividend Policy.”

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Transfer Agent

Our transfer agent is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, phone number (813) 344-4490. Our transfer agent is registered under the Securities Exchange Act of 1934.

Rule 144

In general, under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), any person (or persons who are aggregated) including persons who are affiliates, whose restricted securities have been fully paid for and held at least six months from the later of the date acquired from us or from an affiliate of us, may sell such securities in broker’s transactions or directly to market makers, provided the number of shares sold in any three-month period may not exceed one percent of our then outstanding shares of common stock. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about us. After one year has elapsed since the date of purchase of restricted securities from us or an affiliate of us, persons who are not affiliates of us may sell their securities under Rule 144 without any limitation.

Future sales of our common stock under Rule 144 or otherwise could negatively impact the price of our common stock in any market that may develop. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by our stockholders will have on the market price of our common stock prevailing from time to time.

Satisfaction of Rule 144(i) Restriction

Until after January 4, 2017, our stockholders could not sell any restricted securities in reliance on Rule 144. Rule 144(i) provides that securities issued by a former shell company cannot be sold in reliance on Rule 144 until one year after the date that current “Form 10” information has been filed with the SEC to reflect the company has ceased being a shell corporation. We filed such information with the SEC on January 4, 2016 through a Current Report on Form 8-K, and accordingly stockholders holding our restricted securities now can rely on Rule 144.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of September 30, 2016, our securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding column (a))
	column (a)		column (b)	column (c)
Equity compensation plans approved by security holders	2,772,500 shares		$0.42 share	327,500
Equity compensation plans not approved by security holders	4,149,255 shares	(1)	$0.49 share	1,170,000

__________

(1)	Represents outstanding stock options and warrants for our common shares granted on a one-time basis to a former director, employees, consultants, and advisors under individual contract or incentive arrangements, which vary in term, number of shares, and exercise price as determined by the Board of Directors.

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CAPITALIZATION

Following is our capitalization as of September 30, 2016, and as adjusted to give effect as of that date to the receipt and application of the estimated net proceeds of $2,660,000 from the sale for our account of the maximum offering of 6,000,000 common shares at $0.50 per share:

	September 30, 2016
	Outstanding	As Adjusted
Short-term notes payable	$922,008	$577,008
Long-term debt	-0-	-0-

Stockholders’ equity (deficit):
Preferred stock, 20,000,000 shares authorized; none outstanding	--	--
Common stock, par value $.0001, 500,000,000 shares authorized; 34,186,572 shares outstanding, and 40,186,572 shares as adjusted for this offering	3,419	4,019
Additional paid-in capital	11,951,815	14,611,215
Accumulated deficit	(13,384,076)	(13,384,076)
Total Stockholders’ Equity (Deficit)	(1,428,842)	1,231,158
Total Capitalization	$(506,834)	$1,808,166

DILUTION

Based on our offering price of $0.50 per share, purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their common stock.

Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share immediately following this offering, assuming sale of the maximum shares offered for our account.

Our actual net tangible book value as of September 30, 2016 was negative in the amount of $(1,428,842), or approximately $(0.042) per share. Assuming sale of the maximum 6,000,000 shares offered for our account, the pro forma net tangible book value of our common stock immediately after the offering will be $1,231,158, or approximately $0.036 per share. Public investors will then have experienced an immediate dilution of $0.464 in the net tangible book value per common share from the $0.50 offering price per share paid by them.

Net tangible book value after the offering is presented on a pro forma basis, and gives effect to the receipt of net proceeds from the maximum 6,000,000 shares offered for our account at an offering price of $0.50 per share , after deducting estimated offering expenses and assuming payment of maximum commissions and nonaccountable expenses to participating sales agents.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$0.50
Net tangible book value (deficit) as of September 30, 2016	(0.042)
Increase attributable to new investors	.078
Net tangible book value after offering	0.036
Dilution in net tangible book value to new investors	$0.464

The foregoing discussion does not reflect any potential dilution from the exercise of outstanding stock options, warrants, or convertible debt.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The financial data referred to in the following discussion and analysis is derived from our audited financial statements for the fiscal years ended December 31, 2014 and 2015, and our unaudited financial statements for the nine months ended September 30, 2015 and 2016, which are included in this prospectus. These financial statements have been prepared and presented in accordance with generally accepted accounting principles (GAAP) in the United States. The following discussion and analysis of our financial data is only a summary and you should read and consider it in conjunction with our financial statements and their related notes. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those contained in our forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We have developed and successfully commercialized a proprietary cloud-based marketing software platform. Our Fision platform integrates, streamlines and automates the use of many marketing and sales resources and communications of a company in order to bridge the significant gap typically existing between marketing and sales personnel of an enterprise. Our software solutions supported by their cloud-based delivery are readily scalable to adapt to any rapid business growth of our existing or potential customers, regardless of their size.

The automated marketing software applications of our Fision platform enable the marketing department of our customers to easily and quickly create and implement professional marketing campaigns and other presentations for distribution to and support of their sales force personnel regardless of their location. Use of our software reduces substantially the time and cost incurred by our customers for their marketing functions and activities, while still emphasizing, protecting and enhancing their valuable brand assets. Our current and targeted customer base is global and ranges across diverse industries and companies of all sizes, particularly those companies selling familiar branded products or services.

Our Fision software platform offers three major benefits to our customers, (i) accelerating their revenues, (ii) improving and protecting their marketing and brand effectiveness, and (iii) reducing significantly their marketing and sales costs.

Revenue Model

Our revenue model is primarily based on prescribed software licensing fees received by us on a regular monthly basis from customers that are under written licensing agreements with us. We consistently commit substantial expenses and sales personnel toward targeting, negotiating and procuring licensing agreements with new customers. Because of the long-term nature and the substantial expense commitment required by each new customer to enter into a binding licensing agreement with us, the sales cycle involved in our revenue model is quite lengthy. Accordingly, the unpredictable and different timing involved from customer to customer to procure our licensing contracts currently prevents us from receiving consistent revenues or accurately forecasting our future revenue stream, particularly since each new contract provides substantial one-time start-up fees for initial set-up and integration services. Assuming our business and number of customers under license continue to grow as projected by us, however, we believe that within a couple years the timing and sales cycle involved in closing new customers will not affect materially our current or forecasted revenue stream.

We generate our revenues primarily from customer payments having a license to access and use our proprietary marketing software platform, which payments include monthly fees based generally on customer use of the Fision platform and prescribed one-time set-up and integration fees payable to us at the outset of the license. We also receive certain other non-recurring fees from time to time for customized software development projects ordered from us, and for processing emails for certain customers.

A substantial majority of our revenues have been and are “sticky” and thus of a recurring nature. Most of our customers have remained with and use our software platform once they have integrated it into their digital marketing model and experienced the features provided by our Fision platform.

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Marketing Model

We have marketed, sold and licensed our proprietary software products primarily through our direct sales force including management and other direct sales personnel. Most of our past revenues have been generated from software licensing contracts obtained by our direct sales efforts. These written and binding contracts typically have terms of one to three years and require prescribed monthly fees based on the customer’s number of end users and locations where used. We have outstanding licensing contracts with fourteen (14) customers including certain significant contracts we closed within the past 12 months, and we currently are engaged in various stages of contract negotiation with or procurement of a substantial number of prospective large new customers.

We operate and sell our products and services in the marketing software segment of the broader software-as-a-service (SaaS) industry, with virtually all our revenues derived from our proprietary cloud-based Fision marketing software platform.

Intellectual Property (IP) Protection

We commit substantial attention and resources toward obtaining patent and trademark rights and otherwise protecting our trade secrets, development know-how technology, trademarks, trade names, patent rights and other proprietary intellectual property (IP). Our IP protection includes written provisions relating to non-compete, non-recruit, confidentiality, and invention assignments as applicable with employees, vendors, sales agents, consultants and others. We currently have two patent applications involving our software technology filed and pending with the United States Patent and Trademark Office (USPTO) which we consider are material to our technology, and we expect to obtain final patents on both of them.

Inflation and Seasonality

We do not consider our operations and business to be materially affected by either inflation or seasonality.

Critical Accounting Policies and Estimates

Principles of Consolidation

Regarding our wholly-owned Minnesota Fision subsidiary, as well as any future acquisition that may become our subsidiary, our financial statements will be presented on a consolidated basis with all intercompany transactions and balances eliminated in consolidation.

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Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make certain material estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates materially. These accounting estimates and assumptions may be material to us and our financial statements due to the levels of subjectivity and judgment involved.

Certain estimates made in connection with our accompanying financial statements include our estimated reserve for doubtful accounts receivable, valuations used for stock-based compensation, fair value determinations in connection with our analysis of long-lived assets for impairment, and estimated useful lives for intangible assets and property and equipment.

Accounts Receivable

The Company maintains allowances for potential credit losses on accounts receivable. In connection with the preparation of our financial statements, management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, changes in customer payment patterns, and current economic trends in order to evaluate the adequacy of these allowances. Accounts determined to be uncollectible are charged to operations when that determination is made.

Research and Development

We expense all our research and development operations and activities as they occur. During the fiscal year ended December 31, 2015 we incurred total expenses of $211,495 for research and development, including $179,135 for internal development by our technology personnel and $32,360 for outsourced work by independent software developers. In comparison, during the fiscal year ended December 31, 2014 we incurred total expenses of $198,913 for research and development, including $183,750 for internal development and $15,163 for outsourced development.

Property and Equipment

Property and equipment are capitalized and stated at cost, and any additions, renewals or betterments are also capitalized. Expenditures for maintenance and repairs are charged to earnings as incurred. If property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from our accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method with estimated lives as follows:

Furniture and fixtures	5 years
Computer and office equipment	5 years

Derivative Securities

We evaluate all of our agreements and financial instruments to determine if they contain features that qualify as embedded derivatives. For any derivative financial instruments accounted for as liabilities, they initially will be accounted for at fair value and if necessary re-valued at each reporting date, with any changes in fair value reported in our statements of operations. For any stock-based derivative financial instruments or securities, we use an option pricing model to value them at inception and on any subsequent valuation dates. The classification of derivative instruments, including whether they should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

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Fair Value of Financial Instruments

FASB ASC Topic 820 requires disclosure of and defines fair value of financial instruments, and also establishes a three-level valuation hierarchy for these disclosures. The carrying amounts reported in a balance sheet for receivables and current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between their origination and their expected realization and their current market rate of interest. The three levels of valuation hierarchy for fair value determinations are defined as follows:

Level 1 inputs include quoted prices for identical assets or liabilities in active markets.

Level 2 inputs include observable quoted prices for similar assets and liabilities in active markets, and quoted prices for identical assets or liabilities in inactive markets.

Level 3 inputs include one or more unobservable inputs which we have assessed and assumed that market participants would use in pricing the asset or liability.

Revenue Recognition

A substantial majority of our revenues are derived from our customers having written licensing agreements with us, which revenues are recognized by us on a one-time or monthly basis as specified in these written contracts. Regarding other secondary non-recurring revenues from one-time custom software projects or any other one-time services provided to our customers, we recognize revenue when the specific project or service is completed. The Company recognizes revenues based on these policies because the services have been provided by us, our fees are fixed or determinable, persuasive evidence of the arrangement for our services exists, and collectibility of revenues is reasonably assured.

Cost of Revenue

Cost of revenue primarily represents third-party hosting, data storage and other services provided by our cloud service provider, as well as certain other expenses directly related to customer access and use of our marketing software platform. Cost of revenue relating to our cloud services is recognized monthly under our current month-to-month arrangement with our cloud service provider.

Stock-Based Compensation

We record stock-based compensation in accordance with FASB ASC Topic 718, which requires us to measure the cost for any stock-based compensation at fair value at the grant date and recognize the expense over the related service period. In our statement of operations, we recognize the fair value of stock options and other equity-based compensation issued to employees and non-employees as of the grant date.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes, whereby any deferred tax assets are recognized for deductible temporary differences and any deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of our management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

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Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, which provides that basic earnings per share is based on the weighted average number of common shares outstanding, and diluted earnings per share is based on the assumption that all dilutive convertible shares, options, and warrants were exercised. Dilution is computed by applying the treasury stock method, which provides that options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if the funds obtained thereby are used to purchase common stock at the average market price during the period.

Segment Reporting

The Company has determined that it operates in only one segment of its industry.

Recently Issued Accounting Standards

The FASB has issued ASUs through 2016-19. The Company has reviewed each recently issued ASU and the adoption of each ASU that is applicable to the Company, other than as explained below, will not have a material impact on the Company's financial position, results of operations, comprehensive income (loss) or cash flows, other than the related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The update is effective in fiscal year 2019 using one of two retrospective application methods. The Company is in the process of analyzing the impact of adopting this guidance but does not anticipate that it will have a material impact on its financial position, results of operations, comprehensive income (loss), cash flow and disclosures.

In February 2016, the FASB issued ASU 2016-2, "Leases (Topic 842)," which amends the lease accounting and disclosure requirements in ASC 842, "Leases". The objective of this update is to increase transparency and comparability among organizations recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. This ASU will require the recognition of lease assets and lease liabilities for those leases classified as operating leases under previous GAAP. The update is effective in fiscal year 2020 using a modified retrospective approach. The Company is in the process of determining the potential impact of adopting this guidance on its financial position, results of operations, comprehensive income (loss), cash flows and disclosures.

In March 2016, the FASB issued ASU 2016-9, "Improvements to Employee Share-Based Payment Accounting," which simplifies several aspects of the accounting for employee share-based payment transactions. This ASU is effective for annual periods beginning after December 15, 2016 and early adoption is permitted, including any interim period. The Company is in the process of determining the potential impact of adopting this guidance on its financial position, results of operations, comprehensive income (loss}, cash flows and disclosures.

In October 2016, the FASB issued ASU 2016-16, "Intra-Equity Transfers of Assets Other Than Inventory," which improves the accounting for income tax consequences of intra-entity transfers of assets other than inventory. This ASU is effective for annual periods beginning after December 15, 2017 and early adoption is permitted, including any interim period. The Company is in the process of determining the potential impact of adopting this guidance on its financial position, results of operations, comprehensive income (loss), cash flows and disclosures.

In October 2016, the FASB issued ASU 2016-17, "Interests Held through Related Parties That Are under Common Control," which amends the consolidation guidance for single decision makers of variable interest entities. This ASU is effective for annual periods beginning after December 15, 2016 and early adoption is permitted, including any interim period. The Company is in the process of determining the potential impact of adopting this guidance on its financial position, results of operations, comprehensive income (loss), cash flows and disclosures.

Results of Operations for Nine Months Ended September 30, 2016 and 2015

Revenue -- Revenue was $320,690 for the nine months ended September 30, 2016 compared to revenue of $459,027 for the nine months ended September 30, 2015, which substantial decrease of $138,337 was attributable primarily to our receiving less non-recurring revenue from new customer set-up and implementation fees in the 2016 nine-month period, loss of revenue from a material customer which switched its software marketing to an internal solution, and the increased length of our sales cycle in 2016 due to our targeting most of our marketing and sales efforts toward large enterprise companies rather than smaller-sized companies.

Cost of Revenue -- Cost of revenue for the nine months ended September 30, 2016 was $109,421 (34.1% of revenue) compared to $100,745 (21.9% of revenue) for the nine months ended September 30, 2015, which considerably higher percentage cost of revenue for the 2016 nine-month period was due to the substantially lower revenue received in the 2016 nine-month period.

Gross Margin -- Gross margin for the nine months ended September 30, 2016 was $211,270 compared to gross margin of $358,282 for the nine months ended September 30, 2015, which substantial decrease of $146,012 was attributable primarily to substantially lower revenue in the 2016 nine-month period. Gross margin as a percentage of revenue was 65.9% for the nine months ended September 30, 2016 compared to 78.1% for the comparable 2015 nine-month period.

Operating Expenses -- Operating expenses totaled $2,869,440 for the nine months ended September 30, 2016 compared to $2,227,364 for the nine months ended September 30, 2015. This substantial increase of $642,076 in operating expenses for the 2016 nine-month period was due to granting substantial stock bonus awards under our 2016 Plan; having greater marketing and development personnel and costs (including the hiring of our Chief Technology Officer) to enhance and promote our Fision platform to reach and attract new enterprise customers; substantially upgrading our website; and increasing our lead generation costs to access potential new customers.

Interest Expense -- Interest expense was $113,091 for the nine months ended September 30, 2016 compared to $231,678 for the nine months ended September 30, 2015, which large decrease in the 2016 nine-month period was due to substantially less outstanding debt in the 2016 nine-month period.

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Net (loss) -- Our net (loss) was $(2,770,811) for the nine months ended September 30, 2016 compared to a net (loss) of $(2,100,760) for the nine months ended September 30, 2015, which substantial increase in net (loss) of $(670,051) for the 2016 nine-month period was attributable to lower revenues and increased marketing and development expenses to enhance our software platform and increase our outreach to prospective new enterprise customers.

Results of Operations For Fiscal Years Ended December 31, 2015 and 2014

Revenue --Revenue totaled $604,799 for the fiscal year ended December 31, 2015 compared to revenue of $699,110 for the comparable fiscal year 2014, a decrease of $94,311, or 13.5%, which decrease was attributable primarily to our receiving considerably more revenues in 2014 than in 2015 due to our varying and unpredictable customer sales cycle.

Of fiscal year 2015 revenue, $503,140 (83%) represented recurring revenues from customer licensing fees, and the balance of $101,659 (17%) primarily represented one-time setup and integration fees pursuant to new customer licensing agreements. As for fiscal year 2014 revenue, $556,046 (79.5%) represented recurring license fee revenues, $105,064 (15%) represented setup and integration fees, and $38,000 (5.5%) represented one-time technology services.

Cost of Revenue - Cost of revenue in fiscal year 2015 was $136,856 (23% of revenue) compared to cost of revenue in fiscal year 2014 of $138,664 (20% of revenue), which percentage increase in our cost of revenue in 2015 was due primarily to lower revenues in 2015.

Gross Margin - Gross margin for fiscal year 2014 was $467,943 compared to $560,446 for fiscal year 2014, a decrease of $92,503 attributable primarily to lower revenue in 2015. Gross margin as a percentage of revenue was 77.4% for fiscal year 2015 compared to 80% for fiscal year 2014.

Operating Expenses - Operating expenses totaled $2,421,785 for fiscal year 2015 compared to $3,062,897 for fiscal year 2014, which decrease in 2015 was due primarily to lower revenues and less development expenses in 2015. Major expense categories included selling and marketing expenses in 2015 of $620,288 compared to $1,562,348 for 2014 which substantial decrease in 2015 was due to lower revenues and less sales personnel in 2015 as well as certain start-up commercial activities expensed in 2014; development and support expenses in 2015 of $232,476 compared to $437,787 in 2014 which substantial decrease in 2015 was due primarily to completion of development of our proprietary Fision software platform in 2014; and general and administrative expenses in 2015 of $1,569,020 compared to $1,062,762 in 2014 which substantial increase in 2015 was due primarily to increased professional and advisory expenses related to our merger to become a public company.

Interest Expense - Interest expense totaled $305,390 for fiscal year 2015 compared to $281,593 for fiscal year 2014, which was basically similar for these two years.

Net (loss) -- Our net (loss) for fiscal year 2015 was $2,259,232 compared to $2,784,044 for fiscal year 2014, which decreased loss in 2015 was due primarily to our having completed development of our Fision platform in 2014 and absorbing one-time expenses for start-up commercial activities in 2014.

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Change in Marketing Strategy

During the years prior to 2015 while our Fision software platform was being designed and developed, our marketing and sales efforts were directed toward local medium sized companies whose operational, management and commercial activities are conducted from one local or a couple regional facilities. Since our Fision platform marketing software has been designed to be readily adaptable to and scalable for any size enterprise, however, in 2015 we revised our marketing strategy and activities to target and sell our software products to large enterprise corporations having many and widespread national and international branches and operations.

We believe our revised marketing focus toward large enterprises has been effective. During the past year, we have closed material contracts with and are receiving revenues from two large enterprise companies, Capella Education Co. and SAP/Ariba, and we currently are in the process of closing material contracts with at least three other large enterprise companies.

Recent Declining Revenues

The increased length of our sales cycle necessary to sell our products to large enterprises, however, is much greater than we earlier incurred while marketing our Fision platform to local medium-sized companies. This substantial change in our sales cycle to close a contract with a new customer resulted in a material decline in our revenues during the past year or so. For example, our revenues for the first nine months of 2016 were $318,701 compared to $459,027 for the first nine months of 2015, a decrease of approximately 30%

We believe strongly, however, that due to the large enterprise contracts we have recently closed and those we are in the process of closing, our revenues will appreciate substantially in 2017 and beyond.

Liquidity and Capital Resources

Our financial condition and future prospects critically depend on our access to substantial financing in order to continue funding our operations. Much of our cost structure is based on fixed costs related to personnel and facilities, and is not subject to significant variability. In order to fund our operations and working capital needs, we have historically utilized loans from accredited investors (including management), equity sales of our common stock to accredited investors, and common stock issued to satisfy outstanding indebtedness and to pay for development, marketing, management, financial, advisory and professional services.

We will soon need to raise substantial additional capital through private or public offerings of equity or debt securities, or a combination thereof, and we may have to use a material portion of the capital raised to repay past due debt obligations. A substantial majority of our outstanding debt is past due or due on demand. To the extent any capital raised is insufficient to both satisfy operational working capital needs and meet any required debt payments, we will need to either extend, refinance or convert to equity our past due indebtedness, which there is no assurance we can achieve.

We may seek financing from a number of sources such as sales of equity or debt (including convertible debt) securities, loans from affiliates or stockholders, or loans from banks or other financial institutions. However, we may not be able to sell any securities or otherwise obtain such financing when needed on terms acceptable to us, if at all. If further financing is not available, we may be forced to abandon our business plans or even our entire business. Moreover, regarding any financing we may obtain, any equity or convertible debt financing would be dilutive to our stockholders, and any available debt financing may involve restrictive covenants.

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Recent Conversion of Substantial Debt

In July 2016, a total of $616,166 in past due Notes and other debt owed by us to three creditors was acquired by and assigned to Brajoscal, LLC (“Brajoscal”) and FinQuest Capital, Inc. (“FinQuest”) in a private transaction with each purchaser acquiring an equal amount of this debt. Brajoscal and FinQuest are owned by two significant stockholders of our company. As part of this debt acquisition, Brajoscal and FinQuest also each acquired and was assigned from these creditors a warrant to purchase 87,500 shares of our common stock at $.265 per share until expiration on March 17, 2019, which warrants had been granted by us to the initial Noteholders.

On September 30, 2016, Brajoscal and FinQuest entered into a debt conversion agreement with us resulting in their conversion in equal amounts of a total of $566,166 of this debt acquired by them in July 2016. The debt was converted on the basis of $0.30 per share, and accordingly we issued 943,611 shares of our common stock to each of Brajoscal and FinQuest.

Regarding the $50,000 of this debt which was not converted, each of Brajoscal and FinQuest retained $25,000 principal of this debt, which is still outstanding, secured by assets of our company, bears interest of 15% per annum on $25,000 and 18% per annum on $25,000, and is due on December 31, 2016.

Notes Payable

As of September 30, 2016, our current liabilities include Notes Payable including accrued interest of $922,008. Following is a summary of our outstanding Notes Payable indebtedness as of September 30, 2016:

Summary Description of Notes Payable	Amount Owed*
Decathlon LLC - Senior Secured Note, due 12/31/16, interest at 15%	$161,133
Finquest Capital Inc.- Secured Note, due 12/31/16, interest at 15%	25,000
Brajoscal, LLC - Secured Note, due 12/31/16, interest at 18%	25,000
Nottingham Securities Inc., past due, interest at 10%	130,979
Note payable to individual investor, due 12/31/16, interest at 24%	61,211
Note payable to individual investor, due 12/31/16, interest at 12%	25,250
Notes payable to two individual investors, past due, interest at 12%	40,961
Note payable to individual investor, past due, interest at 10%	53,135
Note payable to individual investor, monthly settlement payments	48,000
Note payable to individual investor, past due, interest at 6%	1,482
Notes payable to two principal officers, due on demand, interest at 6%	349,857
Total	$922,008

_________

* Includes accrued interest

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Liquidity

Liquidity represents the ability of a company to generate sufficient cash to provide for its immediate needs for cash, which our continued losses have made it difficult for us to satisfy. As of September 30, 2016 we had cash and accounts receivable of only $15,154, and a working capital deficiency of $(1,445,234). Over the past couple years, we have continued to incur substantial losses without any material increase in revenues or liquid assets, which has caused a serious and harmful effect to our liquidity and a substantial strain on our ongoing business operations.

Along with our revenues, we have financed our operations to date through various means including loans from management and from financial and other lenders; stock-based compensation issued to employees and for services from outsourced software developers, consultants and professionals; common stock issued to satisfy outstanding loans and accounts payable/accrued expenses; and equity sales of our common stock.

In 2014 we raised working capital consisting of debt proceeds from short-term loans of $653,068 and equity proceeds from sales of common stock of $100,000. Also in 2014, we issued common stock to pay for employee and outside services of $1,042,812.

In 2015 we raised working capital consisting of equity proceeds from sales of common stock of $730,000. Also in 2015, we issued common stock to satisfy and convert to equity outstanding loans and accounts payable of $2,640,243, and we issued common stock for consulting, financial and professional services valued at $616,880.

During the first nine months of 2016, we raised working capital of $745,000 from private equity placements of our common stock, we issued common stock to satisfy and convert to equity outstanding loans and other debt of $728,826, we issued substantial common stock for management, marketing, development, consulting, financial and professional services valued in the aggregate at $1,244,298, and we issued common stock warrants for services valued at $162,667.

Net Cash Used in Operating Activities

We used $710,544 of net cash in operating activities for the nine months ended September 30, 2016 compared to $783,830 of net cash used in operating activities in the nine months ended September 30, 2015. This decrease in cash used in operating activities during the 2016 nine-month period was attributable primarily to one-time merger expenses incurred in the 2015 period.

We used $911,134 of cash in operating activities for the fiscal year ended December 31, 2015 compared to $763,212 of cash used in operating activities for the fiscal year ended December 31, 2014, which increase of $147,922 in 2015 was primarily due to our increased net loss and our expanded commercial activities.

Net Cash Used in Investing Activities

During the nine months ended September 30, 2016, we used $6,531 for investment activities to purchase equipment, compared to $4,716 used for investment activities to purchase equipment in the nine-month period ended September 30, 2015.

We used $4,716 for investing activities in fiscal year 2015 for an equipment purchase compared to no cash used for investing activities in fiscal year 2014.

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Net Cash Provided by Financing Activities

During the nine months ended September 30, 2016, we were provided by financing activities with net cash of $711,247 including sales of common stock of $745,000, proceeds of a Note Payable and bank line-of-credit of $154,034, offset by use of $187,787 for repayment on notes payable. In comparison, during the nine months ended September 30, 2015, we were provided by financing activities with net cash of $795,094 including sales of common stock of $680,000 and loan proceeds of $330,078 from notes payable, offset by use of $211,689 used for repayments on notes payable and $3,295 payment on our bank line of credit.

During fiscal year 2015, we raised $921,418 in financing activities including net proceeds from short-term loans of $183,112 and $730,000 from sales of common stock. In comparison, during fiscal year 2014 we raised $753,068 in net proceeds from financing activities including $653,068 from short-term loans and $100,000 from sales of common stock.

Financial Advisory Agreement

On June 16, 2016, we entered into a Financial Advisory Agreement (the “Agreement”) with Ardour Capital Investments LLC (“Ardour”) under which we engaged Ardour to act as our exclusive financial advisor with respect to our raising capital funding as well as other capital market advisory services. Ardour is based in New York City and is a licensed broker-dealer registered with FINRA. After the initial 60 days of the Agreement, we have the right to terminate it upon 30 days prior written notice to Ardour.

Pursuant to the Agreement, Ardour is assisting us with obtaining potential investors and making investor presentations to obtain private funding to support our working capital requirements, as well as advising us with respect to our business plan and corporate strategy and planning, and our capital structure. For acting as our advisor under the Agreement, we pay Ardour a monthly cash fee of $4,000, and we also reimburse Ardour for all reasonable travel and other out-of-pocket expenses incurred by Ardour incident to performing services under the Agreement.

Ardour also has agreed, subject to its satisfactory completion of due diligence in respect to our company and its business, to act on an exclusive basis as underwriter and/or placement agent for an equity capital raise through an institutional financing transaction. For their services incident to any such future equity financing, we will compensate Ardour with a cash commission of 7% of the total dollar amount raised plus issuing to Ardour a warrant to purchase our common shares in an amount equal to 3% of the total shares in the transaction exercisable at 110% of the transaction price per share.

Ardour currently is considering acting as a selling agent in this public offering of our common stock, and any sales of this offering for us by Ardour will be made primarily to institutional investors.

Going Concern

Our financial statements contained in this prospectus have been prepared on a going concern basis, which contemplates and implies that the Company will continue to realize its assets and satisfy its liabilities and commitments in the normal course of business. For the year ended December 31, 2015, we incurred a net loss of $2,259,232, and we had an accumulated deficit of $10,620,764 as of December 31, 2015. And for the nine months ended September30, 2016, we continued to incur a substantial net loss of $2,770,811, and our accumulated deficit increased to $13,384,076. As of September 30, 2016, we had outstanding current liabilities of $1,477,172 including Notes and related accrued interest of $922,008, a majority amount of which was past due or due on demand. These adverse financial conditions raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary if we are unable to continue as a going concern

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Going Concern Strategy

In late 2014, our management formulated the following strategy to support our continuance as a going concern:

1) Engaging proactively with our various lenders and other significant creditors to keep them informed and updated on the development and benefits of our Fision platform and our strategy to attain future revenue growth and profitability, and further to convince them not to commence any legal proceedings relating to their matured loans or other overdue accounts while we are engaging in early stage commercial operations to promote the future growth of our business.

2) Negotiating with our principal lenders and other creditors to convert at least $2,500,000 of our outstanding debt to equity in our common stock;

3) Raising substantial additional working capital through equity sales of our common stock; and

4) Obtaining public company status in order to obtain a publicly-traded market for our common stock for the purposes of fostering and supporting our ability to raise capital funds, helping influence our lenders and other creditors to convert their loans to equity, and providing our shareholders with liquidity for their common shares in a public trading market.

We believe that over the past two years, we have for the most part accomplished our general strategy for our continuation as a going concern. We negotiated and converted an aggregate of $2,640,243 of our outstanding loans and accounts payable/accrued expenses to equity for 4,190,522 shares of our common stock, effective upon the closing of the Merger on December 28, 2015. During 2015 and the first half of 2016, we raised $1,400,000 through private placement sales of our common stock, and we have continued to raise substantial proceeds from private sales of our common stock in the second half of 2016. And in September 2016, we converted $605,831 of matured Notes and other past due debt into 1,966,522 shares of our common stock. We completed the Merger, resulting in our becoming a public reporting company with the SEC. We have obtained a ticker symbol for our common stock for trading in the public OTC market as well as DTC electronic clearing eligibility, and we are now in the process of obtaining market makers for our common stock

Off-Balance Sheet Arrangements

We have no off-balance sheet items as of December 31, 2015 or as of the date of this prospectus.

Recent Business Development Consulting Agreement

On December 5, 2016, we entered into a consulting agreement with Arelle Advisors LLC (“Arelle”), based in Irvine, Califonia, to provide business development and marketing services to us for a term of two years (the “Agreement”). Arelle is required to work whatever hours per month are necessary to fulfill its consulting obligations under the Agreement. Other than for cause, neither party may terminate the Agreement during its two-year term.

Consulting services provided to us by Arelle under the Agreement primarily relate to overall marketing and sales services as well as ancillary services regarding our product sales strategies and operations. These services include interacting with our sales and product development personnel to assist with business development and sales and marketing strategies to help us sell our Fision products and services; conducting research regarding behavior and motivation of consumers related to their needs for our products; working with our public and investor relations team to review and improve our branding and public relations activities; and introducing our company and our products to potential customers and investors.

Pursuant to the Agreement, we will compensate Arelle as follows:

i) issuance of restricted shares of our common stock valued at $.30 per share, including a signing bonus of 250,000 shares, fully vested, and an additional 388,000 common shares vesting at 32,333 shares monthly during the first twelve months of the Agreement;

ii) cash payments of $6,000 monthly for the first three months of the Agreement, $8,000 monthly for the second three months of the Agreement, and $10,000 monthly for the remaining eighteen months of the Agreement;

iii) reimbursement for reasonable out-of-pocket expenses incurred by Arelle to provide services to us; and

iv) support services provided by us to Arelle including office space, staff and other supplies as needed.

Regarding all Fision product sales referred or otherwise generated by Arelle, we will credit Arelle with commissions of 10% of customer setup fees, 15% of recurring revenues for the first year of a licensing contract, 10% of recurring revenues for any second year, and 5% of recurring revenues for any third year. Any such commissions earned by Arelle will be offset against the cumulative monthly cash payments made to Arelle under the Agreement.

OUR BUSINESS

We were incorporated in Delaware in 2010 under the name DE Acquisition 6, Inc., which had no active business operations until December 2015 when we merged with Fision Holdings, Inc., an operating Minnesota corporation which is now our wholly-owned subsidiary. Shortly preceding this merger, we changed our corporate name in Delaware to FISION Corporation to reflect the business we acquired through this merger. At the effective time of the Merger, a change of control of the Delaware parent corporation occurred, and we assumed and agreed to carry on and operate the business of the Minnesota corporation as our sole line of business.

Our business is conducted through our operating Minnesota subsidiary which is based in Minneapolis. Our Minnesota subsidiary was founded and incorporated in Minnesota in 2010 by our current management to develop and create proprietary software solutions to support marketing and sales operations of both private businesses and public entities. Since then, we have developed and successfully commercialized a cloud-based software platform which automates and integrates digital marketing assets and marketing communications, and thus “bridges the gap” between marketing and sales of an enterprise. We believe that our Fision platform, proprietary technology, forward-looking strategy, and experienced management have now positioned us to become a leader in the software marketing and sales enablement segment of the software-as-a-service (SaaS) industry.

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We are a software development and licensing company offering our proprietary Fision software platform to automate many marketing functions and activities of a business, in order to promote and improve sales enablement of any commercial entity. Our Fision software system is readily scalable to adapt to fast business growth of any customer, regardless of size. Since our founding, we have been engaged primarily in the development of our software platform along with commercializing, servicing and supporting our initial customers. Except for future customary software enhancements and periodic upgrades, the development of our automated marketing platform has been completed.

Our Fision software platform enables our customers to easily and quickly create and implement marketing campaigns to support their sales personnel while still emphasizing, protecting and enhancing their valuable brand assets. Use of our software solutions by our customers reduces substantially the time and cost incurred by them to produce and present marketing and sales campaigns and presentations for specific products or services.

Our proprietary marketing software enables every member of our customers’ marketing and sales teams, by having easy and automated access to all their digital marketing and media assets, to leverage the full power of their distinctive brands and marketing assets in every interaction with their consumers or buyers, while at the same time assuring that central marketing maintains control of the brands and related corporate integrity.

Our current and targeted customer base ranges across diverse industries of all sizes, including banks and other financial institutions, insurance companies, hotels and other hospitality enterprises, healthcare and fitness companies, software and other technology companies, telecommunications companies, and numerous other companies selling familiar branded products or services.

We generate our revenues primarily from software licensing contracts typically having terms of one to three years and requiring monthly subscription fees based on the customer’s number of users and locations where used. We have long-term contracts with eighteen (14) customers, and we are engaged in various stages of negotiation with or procurement of a substantial number of additional material customers. The majority of our revenues are recurring, due to the long-term nature of our contracts.

We have licensed our proprietary software platform primarily through direct sales obtained by our management and other direct sales personnel. In late 2014, we also implemented a secondary sales channel utilizing experienced independent techology sales agencies, which we refer to as our “channel partners.” To date we have entered into three channel partnership arrangements, and we have already realized material revenues from the efforts of these channel partners.

Our Fision Platform

Our Fision marketing software centrally collects, stores, prioritizes, organizes, streamlines, integrates and distributes the numerous digital marketing assets of our customers including videos, images, logos and other brand materials, presentations, social content and any other material marketing assets. Using Fision’s automated software technology, these digital assets then become readily available for user access as determined by our customers. Our system is designed to allow any corporate marketing department the ability to instantly and seamlessly update its users with the latest digital marketing content and materials, while providing them with a simple, intuitive software interface to quickly find what they need on any digital device, anytime and anywhere.

Even customers having extensive global sales networks have the ability to quickly and efficiently create and deliver customized sales campaigns or presentations to selectively targeted consumer audiences while conveying a positive, personalized and consistent brand experience.We believe that the use of our software marketing solutions by our customers results in a substantial increase in their return on investment (ROI) and their profitability.

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We believe that our Fision platform provides many benefits to our customers, including the following:

•	Reducing the time and cost to localize marketing content, resulting in shortening the sales cycle for faster speed to market.

•	Responding quickly to changing consumer market conditions.

•	Enhancing the effectiveness of digital distribution to targeted consumers or buyers whether through print, email, mobile, website or social media.

•	Providing autonomy to scattered sales force personnel to enable them to independently and quickly create locally relevant content and launch their own selling campaigns.

•	Distributing specialized content to selected consumer or buyer groups.

•	Maintaining corporate reputation and brand integrity.

•	Facilitating regulatory compliance.

•	Improving marketing and sales performance analytics.

Our Customers

Our potential customer base is global and virtually unlimited, since our automated marketing software solutions are totally cloud-based and scalable, and provide a multitude of digital tools and solutions which we believe can benefit the marketing activities of any company selling products or services, regardless of their size.

We have written licensing agreements with eighteen (14) customers using our marketing software solutions platform. Our customers typically “stick” with us and our Fision platform, and accordingly we have received substantial recurring revenues from them on a consistent basis. Certain key customers have maintained written contracts with us for several years, including Renewal by Andersen, PostNet, the Vitality Group and Grand Casino. Other more recent material customers include IronPlanet, Full Circle Group/RAZR, Summit Reinsurance, Frontier Communications, and VitalityHealth/PruHealth..

We regard our high percentage of recurring revenues to be particularly significant to our marketing strategy which emphasizes long-term relationships with our customers under written contracts. We believe that our ability to realize material recurring revenues from our customers is a keystone feature of our business model.

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Recent Marketing Developments

Our recent marketing efforts have been successful with large companies in three different industries. In late 2015, we entered into and closed two important contracts with Capella Education Co. and Pekin Insurance Company; and in 2016 we closed a significant licensing contract with Ariba Inc. We believe these significant new clients will result in a substantial increase in our future recurring revenues from our Fision platform. These three companies are as follows:

•	Capella Education Co. (Capella) - Capella is a leading nationwide company in the online for-profit education industry and is based in Minneapolis, Minnesota. Through its accredited, nationally-recognized and wholly-owned Capella University, Capella provides numerous online college and post-college education courses and degrees in many fields. Capella is a publicly-traded NASDAQ company with annual revenues in excess of $400 Million.

•	Pekin Insurance Company (Pekin) - Pekin is a regional insurance company based in Pekin, Illinois (near Peoria) and primarily serving most Midwestern states, particularly Illinois, Ohio and Indiana. Pekin offers its customers many forms of auto, life, health, and property insurance.

•	Ariba (a SAP company) - Ariba is a leading worldwide provider of SaaS software technology based in Sunnyvale, California, and offers procurement and contract management software services through its business commerce network. When Ariba was acquired by SAP in 2012, it produced annual revenues of $335 Million.

In addition, our current ongoing commercial negotiations with prospective customers include a considerable number of other potential new clients, and we expect to close material contracts with 3-4 of them in the near future.

Cloud-Based Platform

Since 2011, storage and operation of our software solutions along with the digital marketing assets and related data of our customers have been outsourced by us to take place in the “cloud.” Providers of cloud services are typically referred to as “virtual servers” since they provide all digital data storage and software application services to their clients. The cloud-based service provider used by us now and for the past couple years is an established Minneapolis-based company, which offers readily scalable and secure cloud services capable of satisfying any increasing demand or changing circumstances in the needs of our customers or us. We do not have a formal long-term contract with our cloud service provider, but rather we pay $6,100 monthly on a month-to-month basis for these services and our position in their cloud.

We regard the hosting of our software applications, the ready digital interface with our customers, and the storage of unlimited customer data, with our cloud provider as being crucial to our operating strategy. Our major savings in expensive computer equipment, high salaried technology personnel, and costly security measures through our use of the cloud is vital to our cost of doing business. In addition, we believe that our highly qualified and experienced cloud provider is more effective in delivering our automated software solutions to our customers than we could perform in any event

Research and Development

Since inception, the Company has committed substantial financial, personnel and computer equipment resources toward research and development efforts and activities relating to the integration, commercialization and improvement of our proprietary Fision software platform.

Our development activities are conducted both in-house from our Minneapolis headquarters facility by our experienced and well-qualified development programmers and software architects, and externally from outsourced contracts with experienced independent software development companies and individuals. We own considerable servers and other computer equipment located at our Minneapolis facility, which are used by our development personnel to develop and enhance our Fision software platform.

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Our Industry

We are positioned and conduct our business in the marketing/sales segment of the broad software-as-a-service (SaaS) industry, which segment we believe now represents annual revenues of at least $22 Billion.

Corporate spending on computer software applications and other intellectual technology (IT) has been growing at a rapid pace for many years in order to capitalize on the benefits of digital information technology. Moreover, a large amount of that spending is now being directed to support and enhance corporate marketing and sales efforts and activities. We believe that for many corporations, marketing software technologies have become a fundamental driver of their IT purchasing.

Marketing

We market and sell licensing rights to our Fision software platform under written contracts with our customers which typically have one to three-year terms. Our historical customers and revenues were procured primarily through direct sales obtained by our management and direct sales force.

Our marketing and related sales efforts and activities include generating sales leads and contract proposals with customers through our direct sales force, our management and their personal business contacts, and other persons affiliated or associated with us. Our direct marketing and sales efforts are supported by various product promotional activities including participation in selected industry trade shows and conventions, certain print and digital media advertising and promotion, and solution overviews and presentations posted on our website.

In late 2014, we implemented a secondary sales channel which involves targeting independent national technology sales agencies to sell (license) our branded software products as agents paid based on their actual sales. We regard and refer to these sales agencies as our “channel partners.” To date we have entered into three channel partner arrangements with experienced agencies, and we have already realized material revenues from their sales efforts.

Our employees

We currently have eleven (11) full-time employees, including our Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Senior Vice President of Sales, Controller/Office Manager, Customer Support Specialist, Marketing Manager, Client Service Manager, and three Programmer/Developers. None of our employees are subject to a collective bargaining agreement and we believe that our relations with our employees are good.

Legal Proceedings

From time to time, we become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We recently settled a material legal action which had been pending in a federal district court of Minnesota and involved claims by a former employee alleging breach of an employment contract, default by us on an outstanding Note for $50,000, and other allegations. Incident to the settlement of this legal action, we issued the former employee 135,000 shares of our common stock and also paid $145,000 in cash to complete the settlement and have the lawsuit dismissed.

Except for this legal action by our former employee, we currently are not a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material adverse effect on our business, operating results or financial condition should such litigation be resolved unfavorably against us.

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Our facilities

Our corporate headquarters and development and operational facilities are located in a large office building in downtown Minneapolis, Minnesota at 430 First Avenue North, Suite 620, Minneapolis, MN 55401, and since 2010 we have occupied 4,427 square feet of this building. We lease these spaces on a month-to-month basis for $7,142 per month including rent, utilities, maintenance and cleaning services. We do not own any real estate.

Our computer hardware servers and other technology development equipment as well as considerable office and administrative equipment, furniture and supplies are also located in our Minneapolis facility. We believe that our current facilities and equipment are adequate to satisfy our current operations and to support substantial future growth.

MANAGEMENT

The following table provides certain information on our directors and executive officers:

Name	Age	Position
Michael Brown	58	Chief Executive Officer Board Chairman and Director
Garry Lowenthal	57	Executive Vice President, Chief Financial Officer and Director
Wade Anderson	44	Chief Technology Officer and Chief Product Officer
Jason Mitzo	40	Senior Vice President of Sales and Marketing

Michael Brown, co-founder of the Company, has been a director and Chief Executive Officer of the Company since our inception in 2010. Mr. Brown has been an accomplished corporate executive for over 20 years while serving in various senior operations, sales and executive positions. His extensive senior management experience includes having been Senior Vice President of Operations, Sales and Marketing at Life Time Fitness from 1997 to 2007, where he successfully managed and oversaw annual revenue growth from $7 Million to $689 Million. In 2001, he attended the Executive MBA course at the University of St. Thomas, and he also served as a nuclear submarine diver in the United States Navy.

Garry Lowenthal, co-founder of the Company, has been a director, Executive Vice President and Chief Financial Officer of the Company since our inception in 2010. Mr. Lowenthal has over 20 years extensive experience in senior operations and key finance management positions, both with private and public companies. He has developed a substantial background with equity capital raising transactions while managing both private placements and public offerings for various corporations. Mr. Lowenthal has served on the national board of Financial Executives International (FEI), the premier professional association for CFOs and other senior financial executives. He also served as past chairman of FEI’s national technology committee. Mr. Lowenthal is on the Alumni Advisory Board of the Carlson School of Management/University of Minnesota where he graduated with a Master’s Degree in Business Taxation and Finance and a Bachelor’s Degree in Accounting. He also serves as a District Chairman for the Boy Scouts of America.

Wade Anderson has been our Chief Technology Officer and Chief Product Officer since April 2016. From December 2013 to April 2016, Mr. Anderson was Senior Vice President of Operations and Chief Technology Officer of Consumer Agent Portal, LLC, a Minneapolis-based company providing online SaaS platform software services to the insurance industry. From September 2009 to December 2013, Mr. Anderson was Director of IT Production of Lifetouch National School Studies, a leading national provider of school photography products based in suburban Minneapolis. His nineteen years of experience in software development and technology management positions also include seven years employment with Accenture, a leading global professional services company. Mr. Anderson holds an MBA Degree from Bethel University.

Jason Mitzo has been Senior Vice President of Sales and Marketing of the Company since February 2012. From 2008 to February 2012, Mr. Mitzo was a Sales Director of Oracle, a Fortune 50 public technology company, where he was the developer and leader of various successful Oracle sales and marketing teams. He has more than 15 years of sales and marketing leadership experience with various software and other technology companies, and he has worked with a wide array of clients on B2C and B2B programs across a broad spectrum of industries. His worldwide business client experience has included InterContinental Hotels Group, Mitsubishi Motors, ECCO, Trek Bicycle Corporation, Alticor/Amway and others. He also is the Founder of The Social 360, an online marketing agency based in Minneapolis/St. Paul.

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Director Relationships

There are no family relationships among or between any of our officers and directors.

None of our directors is a director of any other company having a class of securities registered pursuant to Section 12 of the Securities Exchange Act or subject to the requirements of Section 15(d) of the Securities Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

The following table provides information for our fiscal year ended December 31, 2015 regarding all compensation paid or awarded to a former director, who was our only director receiving compensation for serving as a director during fiscal year 2015. Our executive officers who are also directors do not receive any compensation for serving in their capacity as a director of the Company.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards		All other Compensation	Total

Daniel Frawley(1)	None	None	$1,192.50	(2)	None	$1,192.50

______________

(1)	For serving on the Board of Directors of our Minnesota Fision subsidiary, Mr. Frawley received annual compensation of a stock option grant for 18,000 common shares. He resigned from the Board of Directors of our Minnesota Fision subsidiary in October, 2015. Relating to his past service as a director, Mr. Frawley currently holds fully vested options to purchase a total of 57,000 shares of our common stock.

(2)	Represents the value of options granted to Mr. Frawley in 2015.

Director Committees

Currently we do not have any designated director committees due to the small size of our Board of Directors. Our entire Board of Directors performs the functions of an audit committee, including approving the annual selection of our independent auditing firm.

Code of Ethics

We have not adopted a Code of Ethics for our management. We currently are in the process of developing a Code of Ethics which when adopted will apply to all our executive officers and directors as well as any other employees who perform any accounting or financial functions or operations for us.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information for our last two fiscal years ended December 31, 2015 and 2014 regarding all compensation paid to, awarded to, and earned by each individual who served as our chief executive officer and as our two most highly compensated executive officers other than our chief executive officer. These three individuals are sometimes referred to as our “named executive officers.”

Name and Position	Year	Salary	Bonus	Option Awards		Stock Awards		Total

Michael P. Brown	2015	$240,000	---	---		$--		$240,000
Chief Executive Officer	2014	$180,000	---	---		$543,250	(1)	$723,250

Garry N. Lowenthal	2015	$150,000	---	---		$67,500	(2)	$217,500
Executive Vice President and Chief Financial Officer	2014	$120,000	---	---		$125,875	(2)	$245,875

Jason Mitzo (3)	2015	$110,960	---	---		--		$110,960
Senior Vice President of Sales and Marketing	2014	$100,000	---	$10,075	(4)	--		$110,075

___________

(1)	Represents the value of stock award grants in 2014 of 2,050,000 common shares.
(2)	Represents the value of stock award grants in 2014 of 475,000 common shares, and in 2015 of 150,000 shares
(3)	Mr. Mitzo does not have a written employment agreement with the Company. His annual salary was increased to $130,000 as of September 1, 2015.
(4)	Represents the value of stock options to purchase 77,500 shares.

Executive Compensation Overview

Our executive compensation program historically has consisted of a combination of base salary and stock-based compensation in the form of common stock awards and options. Our executive officers and other salaried employees are also eligible to receive health and certain other fringe benefits.

As we make the transition from a private company to a publicly-traded company, we will evaluate our compensation values, philosophy, plans and arrangements as circumstances require. At a minimum, we expect to review executive compensation annually with input from our Board of Directors and any future compensation committee established by our Board of Directors. Incident to considering the compensation levels needed to ensure our executive compensation program remains competitive, we also will review and evaluate whether we are satisfying our retention objectives and the potential costs of replacing key employees.

Employment Agreements With Our CEO and CFO

On July 1, 2014 the Company entered into three-year term Employment Agreements with Michael P. Brown to serve as our Chief Executive Officer, and with Garry N. Lowenthal to serve as our Executive Vice President and Chief Financial Officer. Mr. Brown’s base salary was $15,000 monthly during 2014 and increased to $20,000 monthly on January 1, 2015, and Mr. Lowenthal’s base salary was $10,000 monthly during 2014 and increased to $12,500 monthly on January 1, 2015.

If either Mr. Brown or Mr. Lowenthal voluntarily terminate their employment with us or are terminated by the Company “without cause” as defined in the Employment Agreements, they would be entitled to receive severance payments of 12 months of their prevailing base salary, which severance payments would increase to 15 months of their prevailing base salary in the event of any termination other than for cause within one year from a change in control of the Company.

These written employment agreements with Messrs. Brown and Lowenthal also provide for the employee to participate in any bonus, health or other benefit plans established by the Board of Directors, and to receive annually a grant of 20 days paid personal time off (PTO) for vacation and sick leave or other absences. These agreements also contain customary clauses governing confidentiality, non-solicitation, invention/IP assignment, arbitration and other matters.

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Recent Employment of Key Executive Officer

In April 2016, we hired Wade Anderson as our Chief Technology Officer (CTO) and entered into an Employment Agreement with him containing the following material provisions:

i) Duties - Mr. Anderson shall serve as our Chief Technology Officer (CTO) (and also as Chief Product Officer) and shall report directly to our Chief Executive Officer, and have direct responsibility for all Fision platform/software existing and future development and its ongoing maintenance and successful daily operation. Mr. Anderson shall devote his best efforts and fulltime work on behalf of the Company, provided that he is entitled to perform non-competitive consulting and freelance work during weekends and evenings provided it doesn’t interfere with his duties and performance for the Company.

ii) Term of Employment - An initial term of twenty-four (24) months, and thereafter to renew automatically for additional one-year terms unless terminated prior thereto by the Company.

iii) Compensation - Mr. Anderson’s employment agreement provides the following compensation:

a)	Monthly base salary of $16,666.67.
b)	Performance pay bonuses up to $60,000 annually.
c)	Twenty (20) days personal paid-time-off (PTO) annually.
d)	Eligibility to participate in all Fision benefit plans available to other employees.
e)	Future increase to base salary to be reviewed at least annually.
f)	5% sales commission for three years on new customer recurring revenue from sales obtained by him.
g)	Five-year stock option grant, vesting quarterly over 4 years after the first 6 months, to purchase up to 1,600,000 shares of our common stock at $0.35 per share as long as he is an employee of the Company, and providing for cashless exercise.

iv) Confidential Information and Trade Secrets - Mr. Anderson agrees not to directly or indirectly use or divulge any of Fision’s confidential information, trade secrets or any other proprietary information for his or any third party’s benefit, including without limitation our software development applications and know-how, our customer and vendor lists and relationships, our finances and product pricing, our strategic and marketing plans, and our proprietary processes and methods of doing business

v) Inventions and Intellectual Property - Mr. Anderson agrees that all product developments, designs, computer software, trademarks, and any other intellectual property (IP) developed or conceived by him in the course of his employment, whether solely or jointly with others, shall inure to and be the property of the Company.

vi) Non-Solicitation - During the term of his employment and for one year thereafter, Mr. Anderson will not directly or indirectly solicit employees, customers, vendors, referral sources or other strategic allies of Fision for any purpose other than to benefit Fision, including he will take no action whatsoever to induce any person to terminate their employment or business arrangement with Fision.

vii) Termination - If Mr. Anderson is terminated for cause as defined in the Employment Agreement, he will not be entitled to any severance payments. If he is terminated without cause, he shall receive severance pay after the first year of employment in the amount of six months pay based on his base salary, and after two years and more of employment, he shall be entitled to severance pay of an additional two months per year up to a maximum of twelve months of severance pay. In the event of a change of control of the Company resulting in his termination, he shall be entitled to from twelve to fifteen months of severance pay. Upon termination for any reason, he would have up to 90 days from the date of termination to exercise any vested stock options.

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Equity Compensation Plans

Our 2011 Plan

In 2011 the Board of Directors and shareholders of our Minnesota Fision subsidiary adopted and approved our 2011 Stock Option and Compensation Plan, as amended on July 18, 2013 and on December 30, 2014 (the “Plan”), which is our only equity compensation plan approved by stockholders. The purpose of the Plan is to advance the interests of the Company and our stockholders by attracting, retaining and rewarding our employees and key consultants performing services for us, and to motivate them to contribute to our growth and profitability.

Issuance of Awards. Under the Plan, the issuance of awards and the persons, terms and conditions regarding any award are determined by our Board of Directors. We have reserved up to 3,100,000 shares of our common stock to satisfy any awards under the Plan which can include one or a combination of stock options, stock appreciation rights (SARs), stock awards, restricted stock, performance shares, or cash.

To date, we have only granted stock option awards under the Plan, and as of September 30, 2016, we had outstanding options under the Plan for a total of 2,772,500 common shares.

Term and Vesting of Options. Incident to granting an option award, the Board of Directors must fix the term, exercise price, number of option shares, and any applicable vesting conditions or schedule. The Board of Directors retains the right to accelerate vesting of an option anytime for any reason. The maximum term of an option under the Plan is ten years.

Exercise Price and Manner of Exercise. The exercise price for any option granted under the Plan is determined by the Board of Directors, provided that the option price for any Incentive Stock Options intended to qualify under Section 422A of the Internal Revenue Code of 1986 shall not be less than the Fair Market Value of our common stock as of the date of grant. The exercise price may be paid in cash or check, cashless exercise, or tender of our shares already owned by the option holder, with any cashless exercise or tender of shares being based on the fair market value of our common shares on the date of exercise.

Transferability of Awards. Grants of options under the Plan are not transferable other than by will or laws of descent, and can only be exercised by the grantee during his or her lifetime.

Immediate Acceleration. The Plan provides that all options and awards not yet vested will be fully vested, and all performance conditions for restricted stock or performance share awards shall be deemed satisfied, in the event of (i) a change of control wherebya person or related group obtains 40% or more of our common stock, or (ii) a majority of our directors is replaced within 24 months without approval of the existing Board of Directors, or (iii) our stockholders approve a merger or the sale or other disposition of substantially all our assets.

The 2011 Stock Option and Compensation Plan of our Minnesota Fision subsidiary was assumed by us pursuant to the Merger under the same terms as existed prior to the Merger.

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Our 2016 Plan

On March 28, 2016, our Board of Directors adopted our 2016 Equity Incentive Plan (“2016 Plan”) which was registered with the SEC pursuant to a Form S-8 effective on March 30, 2016. This 2016 Plan reserved 2,500,000 shares of our common stock for future grants from time to time under awards administered by our Board of Directors. The purpose of the 2016 Plan is to provide incentives to participants in order to generate positive returns for our shareholders, and also to provide us with flexibility to motivate, attract and retain the services of employees, directors and certain consultants who are eligible to participate in this plan. There are three types of awards which can be granted under the 2016 Plan, which are stock payment awards, stock option awards, or restricted stock awards.

Stock payment awards may be granted by our Board of Directors to any eligible participant for employee or other bonus compensation, director services, or payment for services to eligible consultants. When granted, these awards must be valued for services or compensation based on no less than 100% of the fair market value of our common stock

Awards of stock option grants also are administered by our Board of Directors who will set the number of option shares, any vesting terms, the length of term of any option, and the exercise price. The exercise price must be no less than 100% of the fair market value of our common stock at the date of any option grant. . Such stock options must be exercised only by the participant receiving the option, and are only otherwise transferable or exercisable by will or laws of descent.

Restricted stock awards are also determined by the Board of Directors, who determine the purchase price and number of restricted shares subject to the award, the length of any restriction period, and the terms of performance or restrictions applicable during the restriction period. If the employee is terminated prior to satisfying the restriction period or requirements, any shares still subject to restriction are forfeited by the participant.

Regarding vesting of stock options and restrictive stock covenants, all stock options not yet vested will become vested and all restrictions on restricted stock will lapse upon any of the following events occurring:

(i) if any person or group of persons becomes the beneficial owner of at least 40% of our common stock;

(ii) if a majority of the members of our Board of Directors are replaced within any 24-month period by directors not approved by our existing directors; and

(iii) if a merger or sale of our assets is approved by our shareholders.

Our Board of Directors has the right to amend or terminate our 2016 Plan at any time, but any such amendment or termination does not diminish or otherwise affect the terms of any outstanding awards granted prior thereto. No awards can be granted under the 2016 Plan after its tenth anniversary.

The only type of award granted to date under our 2016 Plan are stock payment awards, and during March-April 2016, our Board of Directors granted stock payment awards to various eligible participants for an aggregate of 1,330,000 shares of our common stock; and in December 2016 our Board of Directors granted stock payment awards to our two principal executive officers for an aggregate of 700,000 shares of our common stock.

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Outstanding Equity Awards at Fiscal Yearend

The following table sets forth as of the end of fiscal year 2015 all outstanding equity awards held by our named executive officers:

	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Michael P. Brown	None	None		---	---
Garry N. Lowenthal	None	None		---	---
Jason Mitzo	19,375	58,125	(1)	$.50	6/30/18

___________

(1)	19,375 shares vest on June 30 of each of 2015, 2016, 2017 and 2018.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, by each of our directors and executive officers, each person known by us to own beneficially 5% or more of our common stock, and all directors and executive officers as a group. The amounts and percentages of common stock beneficially owned in this table are based on our 38,658,387 outstanding common shares as of the date of this prospectus, and are reported on the basis of regulations of the Securities and Exchange Commission. To the best of our knowledge, each beneficial owner listed in this table has sole voting and sole investment power with respect to these shares. The address of each beneficial owner in this table is c/o Fision Holdings, Inc., 430 First Avenue North, Suite 620, Minneapolis, MN 55401.

	Amount of	Percent of
Name	Common Stock	Common Stock
Michael P. Brown	14,350,786	37.12%
Garry N. Lowenthal	1,974,091	4.89%
Jason Mitzo (1)	327,500	0.85%
Wade Anderson (2)	1,650,000	4.27%
All directors and officers as a group	18,244,044	47.19%
Corey Koskie	2,804,957	7.25%

_________________________

(1) Includes 25,000 shares owned by him and 327,500 shares pursuant to stock options.

(2) Includes 50,000 shares owned by him and 1,600,000 shares pursuant to stock options.

(3) Includes 207,500 shares pursuant to stock purchase warrants and 943,611 shares owned by Brajoscal, LLC, his private limited liability company.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Related Persons

Since January 1, 2014 we have been involved in the following transactions with related persons, and we believe these transactions occurred on terms as favorable to us as could have been obtained from unrelated third parties.

For Information regarding the employment agreement and compensation of our executive officers during 2015 and 2014, see “Executive Compensation.”

For information regarding the employment agreement and compensation of our Chief Technology Officer, Wade Anderson, see “Executive Compensation.” To secure his employment, we granted Mr. Anderson a five-year incentive stock option to purchase a total of 1,600,000 common shares at $.35 per share, vesting ratably over a four-year period after the first 6 months of his employment. In April 2016 we also issued Mr. Anderson a stock award under our 2016 Plan of 25,000 common shares, and in August 2016 we also issued 25,000 common shares to him as a bonus award.

In August 2014, as bonus compensation we issued 1,650,000 shares of our common stock to our Chief Executive Officer, Michael Brown, and 400,000 common shares to our Executive Vice President and Chief Financial Officer, Garry Lowenthal; in December 2014, we issued 475,000 shares of our common stock to them as bonus compensation, including 400,000 shares to Mr. Brown and 75,000 shares to Mr. Lowenthal; in July 2015, we issued 150,000 common shares as bonus compensation to Mr. Lowenthal; in March 2016, as bonus compensation we issued 375,000 common shares to Mr. Brown and 225,000 common shares to Mr. Lowenthal; and in December 2016, as bonus compensation we issued 80,000 common shares to Mr. Brown and 150,000 common shares to Mr. Lowenthal.

Since the Company has been unable to compensate its two principal officers in cash under the terms of their respective employment agreements, their accrued compensation from time to time has been converted to notes payable bearing interest at 6% per annum. As of December 31, 2015, Mr. Brown was owed $996,825 on his note payable including accrued interest, and Mr. Lowenthal was owed $114,496 on his note payable including accrued interest. Effective December 31, 2015, Mr. Brown converted $925,000 of his outstanding note payable into 1,423,077 shares of our common stock at $.65 per share. During 2016, Messrs. Brown and Lowenthal have continued to convert a total of $292,500 accrued compensation into such notes payable. In addition, on September 30, 2016, each of the two of them converted $25,000 of these notes payable into our common stock on the basis of $0.30 per share. As of September 30, 2016 we owe Notes including accrued interest to Mr. Brown totaling $231,144 and to Mr. Lowenthal totaling $168,712.

On December 16, 2016 we granted stock awards to Messrs. Brown and Lowenthal from our 2016 Plan in the aggregate amount of 700,000 common shares (350,000 shares apiece) and valued at $.30 per share, pursuant to stock award agreements requiring them to continue to serve in their respective management roles as set forth in the award agreements.

In August 2016, we granted a four-year warrant to our Senior Vice President of Sales and Marketing, Jason Mitzo, to purchase 250,000 shares of our common stock exercisable at $0.30 per share, after which Mr. Mitzo transferred and assigned this warrant to a significant shareholder of our company to satisfy an outstanding obligation to this shareholder.

In August 2016, we also issued a bonus award of 25,000 shares of our common stock to Jason Mitzo and granted him a four-year incentive stock option to purchase 250,000 common shares at $0.50 per share.

Regarding former director Daniel Frawley’s past service for three years as a non-employee independent director of the Company, we compensated him annually with warrants for 18,000 shares of our common stock having a term of four years and vesting ratably during each year. During 2012, he was granted a warrant, now fully vested, to purchase 18,000 shares exercisable at $.50 per share; during 2013 he was granted a warrant, now fully vested, to purchase 18,000 shares exercisable at $.265 per share, and during 2014 he was granted a warrant, now fully vested, to purchase 18,000 shares exercisable at $.265 per share. Prior to his resignation in 2015, an additional 3,000 shares was vested incident to his 2015 warrant, exercisable at $.65 per share, resulting in his now holding fully vested warrants to purchase a total of 57,000 common shares. Mr. Frawley did not receive any cash payments from us for his service as a director.

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Related Party Transaction Policy

Our Board of Directors has no formal written policy regarding related-party transactions, but rather follows the requirements of state corporate law applicable to such transactions. In particular, after full disclosure of all material facts, review and discussion, our Board of Directors approves or disapproves such transactions. No director is allowed to vote for approval of a related-party transaction for which he or she is the related party, but shall before a vote is taken on any such matter, provide all material information concerning the related-party transaction and the director’s interest in the transaction.

Director Independence

None of our current directors is an independent director.

DESCRIPTION OF SECURITIES

Common Stock

Our Board of Directors is authorized to issue up to 500,000,000 shares of common stock, par value $.0001 per share, and as of the date of this prospectus, there were 38,658,387 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available for dividends. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all our assets legally available for distribution after payment of all our debts and liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights, and they have no rights for cumulative voting

Preferred Stock

The Company is also authorized to issue up to 20,000,000 shares of Preferred Stock, par value $.0001 per share. Our Board of Directors has the authority, without stockholder approval, to issue these preferred shares in one or more designated series, to establish the number of shares in each series, and to fix the preferences, powers, dividends, and voting or conversion rights of any preferred shares, which could dilute the voting power or other rights of holders of our common stock.

Stock Purchase Warrants

As of the date of this prospectus, we have warrants outstanding for the purchase of 4,149,255 shares of our common stock at exercise prices ranging from $0.20 to $1.00 per share with the average exercise price being $0.495 per share, and having expiration dates ranging from November, 2016 to June, 2021.

Stock Options

As of the date of this prospectus, we have stock options outstanding for the purchase of 2,772,500 shares of our common stock at exercise prices ranging from $0.35 to $0.65 per share with the average exercise price being $0.42 per share, and having expiration dates ranging from June 2018 to September 2020.

Recent Exercise of Scenic City Stock Option

Prior to our December 2015 merger with our Minnesota Fision subsidiary, we granted an Option to Purchase Common Stock to Scenic City F-10 VIII, Inc. (“Scenic City”) in consideration for advisory services provided to us by Scenic City prior to the merger. As later amended, this stock option resulted in Scenic City holding the right to purchase 1,217,981 shares of our common stock for a total purchase price of $300.

In October 2016, Scenic City exercised this stock option in full, after which we issued 1,217,981 shares of our restricted common stock to Scenic City, with the related stock certificate bearing a restrictive legend prohibiting further sale or transfer of any of these 1,217,981 common shares unless registered under applicable securities laws or exempt from such registration.

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PLAN OF OFFERING

For our own account, we are offering on a “best-efforts” basis a total of 6,000,000 shares of our common stock at the public offering price of $0.50 per share. These shares will be offered and sold on a continuing offer over a 120-day period from the date of this prospectus. Offers and sales of these shares will be made by our officers and directors without payment of any compensation to them incident to this offering other than reimbursement for expenses incurred by them on our behalf. These common shares also will be offered and sold by one or more registered broker-dealers who are members of FINRA and are acting as selling agents for us, and who will receive 7% commissions and a 3% nonaccountable expense allowance on the amount of sales made by them. We also will indemnify any broker-dealers acting as selling agents in this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended. No assurance can be given that any brokers or dealers will actively offer or sell any shares in this offering.

There is no assurance that all or any part of the common shares offered for our account will be purchased by investors in this offering. No person or group of persons has agreed or is committed to purchase any of our common stock being sold in this offering.

There are no provisions or requirements to escrow any of the funds from this offering. We intend to use any proceeds from this offering as they are received, regardless of the final amount of shares sold in this offering.

Determination of Offering Price

The public offering price and number of shares of our common stock offered for our account by this prospectus were determined arbitrarily by our Board of Directors and bear no particular relationship to our assets, net worth, book value, historical financial results, nor any other investment valuation criteria. We have not obtained any independent valuation or appraisal in connection with this offering. Accordingly, the public offering price stated in this prospectus should not be considered as an indication of the actual value of our common stock.

Neither we nor any participating selling agent nor any other person can assure investors that after this offering, an active trading market will develop for our common stock or that our common shares can be resold at or above the public offering price.

SELLING STOCKHOLDERS

This prospectus also relates to resale of up to a total of 841,669 shares of our common stock by the selling stockholders listed in the following table. Selling stockholders may, from time to time, offer and sell their shares designated for sale in this table, and they may sell some, all or none of these shares. We do not know when, if ever, and in what amounts they will offer and sell their shares, and we have no agreements, arrangements or understandings with any selling stockholder regarding any sale of their shares. Accordingly, no estimate can be given as to the number of shares that will actually be sold in this offering by selling stockholders. The shares being registered for the selling stockholders in this offering were purchased from us in private placement transactions from September to December, 2016.

The following table includes information identifying the selling stockholders and the shares they may offer and sell from time to time under this prospectus. As used in this prospectus, the term “selling stockholder” also includes the following named persons and any of their donees, pledgees, transferees or other successors in interest selling shares received from a selling stockholder after the date of this prospectus. Beneficial ownership is determined in accordance with rules promulgated by the SEC pursuant to the Exchange Act. The percentage of shares beneficially owned by each selling stockholder prior to this offering is based on 38,658,387 shares of our common stock outstanding as of the date of this prospectus.

	No. of shares	No. of shares	No. of shares	% owned
	beneficially	being	owned after	after the
Name of selling stockholder	owned	registered	the offering(1)	offering
J. Patrick Gallagher	83,333	41,667	41,666	*
WATB ISA, LLC	866,667	416,667	450,000	1.16%
Robert Kamerschen	1,431,889	333,334	1,098,555	2.84%
Ira Gaines	33,333	16,667	16,666	*
Eric Snyder	66,667	33,334	33,333	*

_____________

*	Less than one percent.

(1)	Assuming all shares registered for sale in this table are sold in this distribution, and that the selling stockholders have not acquired any more of our securities after the date of this prospectus.

None of the selling stockholders are broker-dealers or affiliates of broker-dealers, nor have any of them at any time had or held any position, office or other material relationship with us or any of our affiliates.

46

PLAN OF DISTRIBUTION OF SELLING STOCKHOLDERS

Besides the shares being sold for our account in this offering, we are registering a total of 841,669 shares of our common stock held by the selling stockholders in order to permit resale of these shares after the date of this prospectus. We will not receive any proceeds from any sales of shares by the selling stockholders. We have agreed to pay all offering fees and expenses incident to sales of shares by the selling stockholders, included those related to preparation, filing, printing and mailing the registration statement and prospectus. We will not pay any commissions or other expenses incurred by the selling stockholders associated with sales of their shares.

The selling stockholders may sell all or a portion of their shares being offered under this prospectus directly to purchasers or through one or more broker-dealers, underwriters or agents. Regarding any of these shares sold through underwriters, broker-dealers or other agents, the selling stockholders will be responsible for any underwriting discounts or agency commissions. These shares may be sold in one or more transactions at fixed prices, at any prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. There is no assurance that any selling stockholder will offer or sell any or all of their shares registered under this offering.

Sales by the selling stockholders may be effected from time to time in one or more of the following methods, which may involve crosses or block transactions:

•	ordinary brokerage transactions including those where purchasers are solicited;

•	“at the market” prices into an existing trading market for the shares;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	privately negotiated sales including direct sales to purchasers or through agents;

•	transactions through broker-dealers or others at a fixed price per share;

•	settlement of short sales entered into after the date of this prospectus;

•	a combination of the foregoing methods of sale; or

•	any other method permitted under applicable law.

The selling stockholders also may sell their shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

Any broker-dealer or underwriter participating in this distribution may receive negotiated commissions or discounts from the selling stockholders or from purchasers if acting as agent for the purchasers, in amounts not exceeding FINRA rules. Neither we nor the selling stockholders can presently estimate the amount of commissions or other compensation that any broker-dealers or agents will receive from the selling stockholders. We are not aware of any existing arrangements between any selling stockholder and broker-dealer, underwriter, agent or other person relating to the sale or distribution of the shares of selling stockholders being offered under this prospectus.

The selling stockholders and any broker-dealers or agents participating in this distribution may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any commissions, discounts or other compensation received by broker-dealers or agents may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, all persons who may be deemed to be “underwriters: will be subject to the prospectus delivery requirements of the Securities Act.

Under the securities laws of some states, these shares of the selling shareholders may only be sold through registered or licensed broker-dealers. Moreover, in certain states, these shares may not be sold unless they have been registered or qualified for sale under state laws or regulations, or an exemption from registration or qualification is available.

The selling stockholders and any other persons participating in this distribution will be subject to certain provisions and rules of the Securities Exchange Act of 1934 including Regulation M. Regulation M may limit the timing of purchases and sales of shares by the selling stockholders, broker-dealers or other persons participating in this distribution. Regulation M also restricts the ability of any broker-dealer or other person engaged in this distribution to conduct market-making activities with respect to our common stock, and further prohibits any bids or purchases to be made for the purpose of stabilizing the price of our common stock during the distribution. These Exchange Act provisions and rules may affect the marketability of our common stock and the ability of any person to engage in market-making activities with respect to our common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the legality of the shares offered under this prospectus, will be passed upon for us by the law offices of Robert O. Knutson of suburban Minneapolis, Minnesota.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2015 and 2014 included in this prospectus and in the related registration statement have been audited by Patrick D. Heyn, CPA, P.A., an independent registered public accounting firm. As indicated in the report of this firm with respect thereto, these financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act, and as a result, we file annual quarterly and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. For further information on operation of the Public Reference Room, please call the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement for this offering may be obtained from the SEC’s office upon payment of fees prescribed by the SEC. The SEC maintains an Internet website at www.sec.gov that contains periodic and current reports, proxy statements, information statements, and other reports and information regarding issuers like us that file electronically with the SEC.

47

FISION CORPORATION

F-1

FISION CORPORATION
CONDENSED CONOLIDATED BALANCE SHEETS
As of December 31, 2015 and September 30, 2016

	September 30,	December 31,
	2016	2015
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$2,666	$8,495
Accounts receivable, net	12,488	32,134
Prepaid Expenses	16,784	15,318
Total Current Assets	31,938	55,947

Property and equipment, net	9,936	7,754

Other Assets:
Deposits	6,456	6,456
Total Assets	$48,330	$70,157

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$620,765	$185,172
Note payable and accrued interest - related party	349,857	174,125
Notes Payable	506,550	1,257,181
Total Current Liabilities	1,477,172	1,616,478

Commitments and contingencies

Stockholders' Deficit:
Preferred Stock, $0.0001 Par value, 20,000,000 shares authorized, No shares issued and outstanding	-	-
Common Stock, $0.0001 Par value, 500,000,000 shares authorized 34,186,572 and 27,797,950 shares issued and outstanding, respectively	3,419	2,780
Additional paid in capital	11,951,815	9,071,663
Accumulated deficit	(13,384,076)	(10,620,764)
Total Stockholders' Deficit	(1,428,842)	(1,546,321)
Total Liabilities and Stockholders' Deficit	$48,330	$70,157

The accompanying notes are an integral part of these financial statements

F-2

FISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2016 and September 30, 2015
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

REVENUE	$94,552	$140,652	$320,690	$459,027

COST OF SALES	44,824	32,206	109,421	100,745

GROSS MARGIN	49,728	108,447	211,270	358,282

OPERATING EXPENSES
Sales and Marketing	294,401	167,025	1,060,839	481,890
Development and Support	181,898	40,603	560,226	174,699
General and Administrative	335,121	866,577	1,248,374	1,570,776

TOTAL OPERATING EXPENSES	811,420	1,074,205	2,869,440	2,227,364

OPERATING LOSS	(761,693)	(965,758)	(2,658,170)	(1,869,082)

INTEREST EXPENSE	45,749	68,975	113,091	231,678

OTHER INCOME / (EXPENSE)	-	-	450	-

NET LOSS	$(807,442)	$(1,034,733)	$(2,770,811)	$(2,100,760)

Net loss per common share - basic and diluted	$(0.03)	$(0.05)	$(0.09)	$(0.10)

Weighted average common shares outstanding: Basic and diluted	31,535,392	22,979,171	30,247,220	21,540,974

The accompanying notes are an integral part of these financial statement

F-3

FISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2016 and September 30, 2015
(Unaudited)

	For the Period Ending
	September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss) for the Period	$(2,770,811)	$(2,100,759)
Adjustments to reconcile net loss to net cash provided by operating activities:
Common stock issued for services	1,244,298	1,023,161
Depreciation	4,349	17,641
Stock warrants and options issued for services	162,667	59,778
Changes in Operating Assets and Liabilities
(Increase) decrease in:
Accounts receivables	19,646	12,181
Prepaid expenses	(1,466)	(159,404)
Increase (decrease) in:
Accrued Wages	355,829	-
Accounts payable & accrued expenses	274,945	363,572
Net Cash Used in Operating Activities	(710,544)	(783,830)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,531)	(4,716)
Net Cash Used In Investing Activities	(6,531)	(4,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on note payable	(187,787)	(211,689)
Proceeds from note payable	120,000	330,078
Proceeds from related party notes	39,300	-
Proceeds from (Repayments) on line of credit	(5,266)	(3,295)
Proceeds from issuance of common stock	745,000	680,000
Net Cash Provided by Financing Activities	711,247	795,094

Net (Decrease) Increase in Cash	(5,828)	6,548

Cash at Beginning of Period	8,494	2,924
Cash at End of Period	$2,666	$9,472

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period:
Interest	$18,129	$39,809
Franchise and income taxes	-	-

Noncash operating and financing activities:
Common Stock Issued to Convertible Debt	$728,826	$-
Common Stock Issued for Services	$1,244,298	$854,642
Common Stock Warrants Issued for Services	$30,000	$59,778

The accompanying notes are an integral part of these financial statement

F-4

FISION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2016 AND 2015

(Unaudited)

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Fision Corporation, (formerly DE 6 Acquisition, Inc.), a Delaware corporation (the “Company”) was incorporated on February 24, 2010, and was inactive until December 2015 when it merged with Fision Holdings, Inc., a Minnesota operating business based in Minneapolis, Minnesota. As a result of the merger, Fision Holdings, Inc. became a wholly-owned subsidiary of the Company. Fision Holdings, Inc. was incorporated under the laws of the State of Minnesota in 2010, and has developed and successfully commercialized a proprietary cloud-based software platform which automates and integrates digital marketing assets and marketing communications to “bridge the gap” between marketing and sales of any enterprise. The Company generates its revenues primarily from software licensing contracts typically having terms of from one to three years and requiring monthly subscription fees based on the customer’s number of users and the locations where used. The Company’s business model provides it with a high percentage of recurring revenues.

The terms “Fision,” “we,” “us,” and “our,” refer to FISION Corporation, a Delaware corporation and its wholly-owned operating subsidiary Fision Holdings, Inc., a Minnesota corporation.

Basis of Presentation

The accompanying consolidated financial statements are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information and note disclosures which are included in annual financial statements have been omitted pursuant to these rules and regulations. We believe the disclosures made in these interim unaudited financial statements are adequate to make the information not misleading.

Although these interim financial statements as and for the three-month and nine-month periods ended September 30, 2016 and 2015 are unaudited, in the opinion of our management, such statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly our financial position, results of operations and cash flows for the periods presented. The results for these interim periods are not necessarily indicative of the results to be expected for the year ended December 31, 2016 or for any future period.

These unaudited interim financial statements should be read and considered in conjunction with our audited financial statements and the notes thereto for the year ended December 31, 2015, included in our annual report on Form 10-K filed with the SEC on April 15, 2016.

Principles of Consolidation

These consolidated interim financial statements include the accounts of Fision Corporation, a Delaware corporation, and its wholly-owned Minnesota subsidiary, and all material intercompany transactions and balances have been eliminated in consolidation.

F-5

Use of Estimates

GAAP accounting principles require our management to make estimates and assumptions in the preparation of these interim financial statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates and assumptions.

The most significant areas requiring management judgment and which are susceptible to possible later change include our revenue recognition, cost of revenue, allowance for doubtful accounts, valuations of property and equipment and intangible assets, stock-based compensation, fair value of financial instruments, derivative securities, research and development, impairment of long-lived assets, and income taxes. Certain accounting policies for these areas are discussed following these Notes in the Item 2 section of this quarterly report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Cash and Cash Equivalents

We consider all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. At September 30, 2016 we had no cash equivalents.

Concentration of Credit Risk and Customers

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and accounts receivable. During the quarter ended September 30, 2016, we may have had cash deposits in our bank that exceeded FDIC insurance limits. We maintain our bank accounts at high quality institutions and in demand accounts to mitigate this risk. Regarding our customers, we perform ongoing credit evaluations of them, and generally we do not require collateral from them to do business with us.

For the nine months ended September 30, 2016, only two customers exceeded 10% of our revenues, with revenue from the largest one, a new customer, including in large part one-time implementation and set-up fees. We do not believe that currently we face any material customer concentration risks, although a significant reduction for any reason in the use of our software solutions by one or more of our major customers could harm our business materially.

Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding and potential common shares under the treasury stock method. Diluted net loss per common share is not shown, since the assumed exercise of stock options and warrants using the treasury stock method are anti-dilutive.

F-6

NOTE 2 GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its future ability to achieve and maintain profitable operations, and to raise substantial additional capital as required until it attains profitable operations.

At September 30, 2016 the Company had a working capital deficiency of approximately $1.45 million and an accumulated deficit of approximately $13.4 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited interim financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

We are in the process of raising funds, increasing our marketing activities to obtain materially increased revenues, and otherwise addressing our ability to continue as a going concern, and our management believes that our actions being taken to raise needed capital and implement our business plan for increased revenues will enable us to continue as a going concern.

NOTE 3 NOTES PAYABLE

In July 2016, a total of $616,166 of our past due Notes and other debt were acquired by Brajoscal, LLC and Finquest Capital Inc. in a private transaction with each purchaser acquiring an equal amount of this debt. Brajoscal and Finquest are owned by two significant stockholders of the Company.

On September 30, 2016, Brajoscal and Finquest entered into a debt conversion agreement with the Company resulting in their conversion in equal amounts of a total of $566,166 of this debt acquired by them in July 2016 into common stock of the Company on the conversion basis of $.30 per share, for which the Company issued 943,611 common shares to each of Brajoscal and Finquest.

Regarding the $50,000 of this debt which was not converted, each of Brajoscal and Finquest retained $25,000 principal of this debt, which is still outstanding, secured by assets of the Company, and bears interest of 15%-18% per annum.

At September 30, 2016 the Company was indebted under various Notes Payable in the total amount of $922,008 including accrued interest, the majority amount of which was past due or due on demand. Following is a summary of our outstanding Notes Payable indebtedness as of September 30, 2016:

Summary Description of Notes Payable	Amount Owed*

Decathlon LLC - Senior Secured Note, due 12/31/16, interest at 15%	$161,133
Finquest Capital Inc.- Secured Note, due 12/31/16, interest at 15%	25,000
Brajoscal, LLC - Secured Note, due 12/31/16, interest at 18%	25,000
Nottingham Securities Inc., past due, interest at 10%	130,979
Note payable to individual investor, due 12/31/16, interest at 24%	61,211
Note payable to individual investor, due 12/31/16, interest at 12%	25,250
Notes payable to two individual investors, past due, interest at 12%	40,961
Note payable to individual investor, past due, interest at 10%	53,135
Note payable to individual investor, monthly settlement payments	48,000
Note payable to individual investor, past due, interest at 6%	1,482
Notes payable to two principal officers, due on demand, interest at 6%	349,857
Total	$922,008

__________________

* Includes accrued interest

F-7

NOTE 4 COMMITMENTS AND CONTINGENCIES

Operating Lease

We lease 4,427 square feet of office, development and operational spaces in Minneapolis, Minnesota on a month-to-month basis for $7,142 per month including utilities, maintenance and cleaning. Rent paid for the nine-month periods ended September 30, 2016 and 2015 were respectively $64,278 and $64,278.

Employment Agreements

We have three written employment agreements in effect with three principal executive officers, including provisions for base salary, discretionary bonuses, severance provisions and other employee benefits. The salary terms of these agreements include aggregate monthly salaries of $49,167 per month.

Litigation

In May 2016 we settled a material legal action involving a former employee who alleged a breach of his former employment agreement as well as other allegations of damages, in total in excess of $200,000. We settled this litigation for $145,000 in cash plus issuance to the plaintiff of 135,000 shares of our common stock. We have issued the 135,000 shares and paid in cash all but $10,000 of this settlement, which is due in November 2016. Upon full payment by us of the $145,000, the plaintiff will release us from any and all claims or obligations to him.

From time to time, we become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We currently are not a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material effect on our business, operating results or financial condition should such litigation be resolved unfavorably against our Company.

NOTE 5 2016 PLAN AND STOCK AWARDS

In March 2016, the Board of Directors of the Company adopted our 2016 Equity Incentive Plan (“2016 Plan”) which was registered with the SEC pursuant to a Registration Statement on Form S-8 effective on March 30, 2016. This 2016 Plan reserved 2,500,000 shares of our common stock for grants of incentive awards from time to time to eligible participants, including option awards, restricted stock awards, or stock payment awards. Eligible participants under the 2016 Plan include employees, directors and certain consultants or advisors of the Company. In March-April 2016, our Board of Directors granted stock payment awards under the 2016 Plan for the issuance of an aggregate of 1,330,000 common shares.

F-8

NOTE 6 STOCKHOLDERS’ EQUITY

The Company is authorized to issue 500,000,000 shares of common stock and 20,000,000 shares of preferred stock, both having $.0001 par value per share. At September 30, 2016 there were 34,186,572 outstanding shares of common stock and no outstanding shares of preferred stock.

Common Shares Issued

As stated in the foregoing Note 5, the Company issued a total of 1,330,000 common shares as stock payment awards under its 2016 Plan valued in total at $864,500. These stock payment awards were issued for management bonuses, development and support services, marketing services, and professional services based on a valuation of $.65 per share. The valuation was based on the most recent sale of our common stock in a private placement.

During the first nine months of 2016, the Company sold and issued a total of 1,767,948 unregistered common shares in private placement transactions to raise working capital, and incident thereto raised net proceeds of $745,000 at an average price of approximately $.42 per share. These private sales were all made to accredited investors having pre-existing relationships with the Company, and were made in reliance upon an exemption from securities registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

In February 2016, the Company issued 25,000 unregistered common shares for marketing services valued at $10,000 ($0.40 per share); in March 2016, the Company issued 275,000 unregistered common shares for financial services valued at $100,000 ($0.40 per share); and in June 2016 the Company issued 115,000 unregistered common shares for financial services valued at $46,000 ($0.40 per share).

In June 2016, the Company issued 135,000 unregistered common shares, valued at $.65 per share, to a former employee incident to settlement of a lawsuit.

In June 2016, the Company satisfied and converted $75,000 of an outstanding Note through the issuance of 187,500 unregistered common shares to the Noteholder ($0.40 per share).

In August 2016, the Company awarded as a bonus and issued 25,000 unregistered common shares to each of two officers (a total of 50,000 shares) valued at $.40 per share.

On September 30, 2016 the Company completed the following transactions:

(i) An issuance of 79,330 unregistered common shares to the owner of our office premises, an accredited investor, for past due rental in the amount of $39,665.

(ii) An issuance of a total of 1,887,222 unregistered common shares to two persons to convert a total of $566,166 of Notes and other debt into equity on the basis of $.30 per share, which transaction is described in the foregoing Note 3 of these interim financial statements.

F-9

(iii) An issuance of 83,333 unregistered common shares to each of our CEO and CFO (a total of 166,666 shares) in consideration for each of them converting $25,000 of their outstanding Notes based on $.30 per share.

(iv) An issuance of a total of 370,000 unregistered common shares to four accredited persons, valued at $.30 per share, in consideration for past financial services provided by them.

Stock Options Granted

In April 2016, the Company granted stock options under its 2011 Plan to our newly hired Chief Technology Officer for the purchase of up to 1,600,000 common shares vesting quarterly and ratably over a 4-year period and exercisable (including cashless exercise) at $0.35 per share. This stock option grant was valued at $208,000 pursuant to our Black Scholes valuation model.

In August-September, 2016 the Company granted four-year stock options under its 2011 Plan to employees for the aggregate purchase of 1,075,000 common shares, vesting ratably on a quarterly basis, and including 575,000 shares exercisable at $.50 per share and 500,000 shares exercisable at $.65 per share. These stock option grants were valued at a total of $83,917 pursuant to our Black Scholes valuation model.

Warrants Issued

In March 2016, pursuant to a one-year marketing agreement, the Company issued a five-year Warrant for marketing services to purchase 120,000 common shares exercisable at $.50 per share anytime in whole or in part until expiration of the Warrant, and which Warrant was valued at $30,000 pursuant to our Black Scholes valuation model.

In June 2016, the Company issued a five-year Warrant for financial services to purchase up to 25,000 common shares exercisable at $.40 per share anytime until expiration, and also issued a five-year Warrant for operational services to purchase 75,000 common shares exercisable at $.50 per share anytime until expiration. These two Warrants were valued at $30,000 pursuant to our Black Scholes valuation model.

In August 2016, the Company granted and issued a four-year warrant bonus to a key executive officer to purchase 250,000 common shares at $.30 per share, fully vested. This warrant was valued at $40,000 pursuant to our Black Scholes valuation model.

Recent Exercise of Scenic City Stock Option - Prior to our December 2015 Merger of our Delaware parent corporation with our Minnesota subsidiary corporation, the Company granted an Option to Purchase Common Stock to Scenic City F-10 VIII, Inc. (“Scenic City”) for advisory services provided to the Company prior to the Merger. As later amended, this stock option resulted in Scenic City holding the right to purchase 1,217,981 shares of our common stock for a total purchase price of $300.

In October 2016, Scenic City exercised this stock option in full, after which the Company issued 1,217,981 common shares to Scenic City, with the related stock certificate bearing a restrictive legend prohibiting further sale or transfer of these shares unless registered under applicable securities laws or exempt from such registration.

F-10

NOTE 7 RELATED PARTY TRANSACTIONS

Our Notes Payable as of September 30, 2016 include $349,857 owed to our CEO and CFO incident to their conversion of unpaid past salary compensation into Notes payable on demand having an interest rate of 6% per annum.

The Stock Payment Awards granted by us in March 2016 under our 2016 Equity Incentive Plan included executive bonus awards of 375,000 common shares to our CEO valued at $0.65 per share and 225,000 common shares to our CFO valued at $0.65 per share.

In April 2016, we granted our Chief Technology Officer the stock option for 1,600,000 common shares described in the foregoing Note 6.

The stock options granted by us to employees in August 2016 pursuant to our 2011 Plan included a four-year option for our Senior Vice President of Sales and Marketing to purchase 250,000 common shares exercisable at $.50 per share, and vesting ratably on a quarterly basis. At the same time, we granted him a four-year warrant, fully vested, to purchase 250,000 common shares exercisable at $.30 per share.

NOTE 8 SUBSEQUENT EVENTS

In October 2016, the Company issued 1,217,981 unregistered common shares to Scenic City F-10 VIII, Inc. incident to its exercise of an option described in the foregoing Note 6.

On October 26, 2016 the Company sold and issued a total of 100,000 unregistered common shares to two accredited investors at $.30 per share.

On November 16, 2016 the Company sold and issued a total of 666,667 unregistered common shares to an accredited investor at $.30 per share.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and

Board of Directors Fision Corporation

I have audited the accompanying balance sheet of Fision Corporation, as of December 31, 2015 and 2014, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audits.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fision Corporation, as of December 31, 2015 and 2014 and results of its operations and its cash flows for each of the two years in the period, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 of the accompanying financial statements, the Company has minimal revenues, has incurred losses since inception, and has a negative working capital balance at December 31, 2015, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Patrick D. Heyn. CPA, P. A.

Atlantis, Florida

April 15, 2016

F-12

FISION CORPORATION

BALANCE SHEETS

	December 31,	December 31,
	2014	2015
ASSETS

Current assets:
Cash and cash equivalents	$2,924	$8,495
Accounts receivable, net	55,929	32,134
PrePaid Expenses		15,318
Total current assets	58,853	55,947

Property and equipment, net	21,630	7,754

Other Assets:
Deposits	6,456	6,456
Total assets	$86,939	$70,157

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,282,642	$185,172
Note payable and accrued interest - related party	702,700	174,125
Notes payable	1,707,420	1,257,181
Total current liabilities	3,692,762	1,616,478

Stockholders' Equity:
Preferred Stock, $0.0001 Par value, 20,000,000 shares authorized, No shares issued and outstanding	-	-
Common Stock, $0.0001 Par value, 500,000,000 shares authorized 19,662,809 and 27,797,950 shares issued and outstanding, respectively	1,967	2,780
Additional paid in capital	4,753,742	9,071,663
Accumulated deficit	(8,361,532)	(10,620,764)
Total stockholders' deficit	(3,605,823)	(1,546,321)
Total liabilities and stockholders' deficit	$86,939	$70,157

The accompanying notes are an integral part of these audited financial statements.

F-13

FISION CORPORATION
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2014	2015

Revenues	699,110	604,799
Cost of sales	138,664	136,856
Gross margin	560,446	467,943

Operating Expenses:
Selling and marketing	1,562,348	620,288
Development and support	437,787	232,476
General and administrative	1,062,762	1,569,020
Total operating expenses	3,062,897	2,421,785

Loss from operations	(2,502,451)	(1,953,842)

Other expense:
Interest expense	(281,593)	(305,390)
Total other expense	(281,593)	(305,390)

Net loss before income taxes	(2,784,044)	(2,259,232)

Provision for income taxes	-	-
Net loss	$(2,784,044)	$(2,259,232)

Net loss per share - basic and diluted	$(0.18)	$(0.10)

Weighted average number of shares outstanding - basic and diluted	15,151,207	22,655,221

The accompanying notes are an integral part of these audited financial statements.

F-14

FISION CORPORATION
STATEMENTS OF STOCKHOLDERS' EQUITY

					Additional	Retained
	Preferred	Preferred	Common	Common	Paid in	Earnings
	Shares	Stock	Shares	Stock	Capital	(Deficit)	Total
Balance, December 31, 2013	-	-	15,350,309	1,535	2,999,782	(5,577,488)	(2,576,171)

Common stock issued for cash	-	-	377,359	38	99,962	-	100,000
Stock issued for services	-	-	3,935,141	394	1,042,418	-	1,042,812
Warrants granted for services	-	-	-	-	611,580	-	611,580
Net loss	-	-	-	-	-	(2,784,044)	(2,784,044)
Balance, December 31, 2014	-	-	19,662,809	1,967	4,753,742	(8,361,532)	(3,605,823)

Common stock issued for cash	-	-	1,930,188	193	729,807	-	730,000
Stock issued for services			1,714,431	171	616,717	-	616,888
Warrants granted for services					331,603		331,603
Conversion of notes payable and accrued interest			4,190,522	419	2,639,824		2,640,243
Acquisiotion of the net assets and liabilities DE Acquistion			300,000	30	(30)		-
Net loss	-	-	-	-	-	(2,259,232)	(2,259,232)
Balance, December 31, 2015	-	-	27,797,950	2,780	9,071,663	(10,620,764)	(1,546,321)

The accompanying notes are an integral part of theses audited financial statements.

F-15

FISION CORPORATION
STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2014	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(2,784,044)	$(2,259,232)
Adjustments to reconcile net loss to net cash provided by operating activities:
Common stock issued for services	1,042,812	616,888
Depreciation	23,671	18,592
Stock warrants issued for services	611,850	331,603
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(19,250)	33,795
Other receivable	-	-
Prepaid expenses	-	(15,318)
Increase (decrease) in:
Accounts payable & accrued expenses	361,749	(362,533)
Net cash used in operating activities	(763,212)	(911,134)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(4,716)
Net cash used In investing activities	-	(4,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on note payable	-	(112,000)
Proceeds from note payable	430,921	-
Proceeds from related party notes	222,147	295,112
Proceeds on line of credit	-	3,069
Proceeds from issuance of common stock	100,000	730,000
Net cash provided by financing activities	753,068	916,181

Net (decrease) in cash	(10,144)	5,568

Cash at beginning of year	13,068	2,924
Cash at end of year	$2,924	$8,492

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period:
Interest	$136	$42,881
Franchise and income taxes	$-	$-
Noncash operating and financing activities:
Conversion of debt and accrued interest to common stock	$1,159,557	$2,640,243

The accompanying notes are an integral part of these audited financial statements.

F-16

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Fision Holdings, Inc. (the "Company") was incorporated under the laws of the state of Minnesota and is in the business of unique automated marketing software which is "cloud" based. The Company has developed and successfully commercialized a unique cloud-based software platform which automates and integrates digital marketing assets and marketing communications, and accordingly "bridges the gap" between marketing and sales of an enterprise. The Company generates its revenues primarily from software licensing contracts typically having terms of one to three years and requiring monthly subscription fees based on the customer's number of users and locations where used. The Company's business model provides a predictable and recurring revenue stream for its licensed software allowing for recurring revenue of 83%.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management's assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the year ended December 31, 2015, the Company may have had cash deposits that exceeded Federal Deposit Insurance Corporation ("FDIC") insurance limits. The Company maintains its cash balances at high quality financial institutions to mitigate this risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of six months or less when purchased to be cash equivalents. At December 31, 2015, the Company had no cash equivalents.

Fair value of financial instruments

The Company adopted the provisions of FASB ASC 820 (the "Fair Value Topic") which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into six broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

A) Market approach-Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

F-17

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

B) Cost approach-Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

C) Income approach-Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company's assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company's financial assets and liabilities, such as cash, accounts receivable, accounts payable, accrued expenses, and notes payable approximate their fair value because of the short maturity of those instruments.

The Company had no assets and/or liabilities measured at fair value on a recurring basis at December 31, 2015.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life of six (3) years for equipment, (5) years for automobile, and (7) years for furniture and fixtures. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company's long-lived assets are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset's expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company determined that there were no impairments of long-lived assets as of December 31, 2015.

F-18

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue is recognized in the period the services are provided over the contract period, normally one (1) to three (3) years. The Company invoices one-time startup costs, such as consolidating and uploading digital assets upon completion of those services. Monthly services, such as internet access to software as a service (SaaS), hosting and weekly backups are invoices monthly.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification ("Section 740-10-25") with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation - Stock Compensation. Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

F-19

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Equity instruments ("instruments") issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718. FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments. In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Net income (loss) per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

For the years ended December 31, 2014 and 2015, there were 5,142,729 and 1,922,853 respectively, potentially dilutive securities not included in the calculation of weighted-average common shares outstanding since they would be anti-dilutive.

Research and Development

The company expenses all our research and development operations and activities as they occur. During the fiscal year ended December 31, 2015 we incurred total expenses of $211,495 for research and development, including $179,135 for internal development by our technology personnel and $32,360 for outsourced work by independent software developers. In comparison, during the fiscal year ended December 31, 2014 we incurred total expenses of $198,913 for research and development, including $183,750 for internal development and $15,163 for outsourced development. Development expenses were similar in 2015 compared to 2014 as we completed development of our Fision software platform during 2014.

Recently issued accounting pronouncements

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

F-20

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to achieve and maintain profitable operations, and the Company's ability to raise additional capital as required.

At December 31, 2015 the Company had a working capital deficiency of approximately $10.8 million and an accumulated deficit of approximately $10.6 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Management intends to raise additional funds thru a private placement or thru the public process. Management believes that the actions presently being taken to further implement its business plan will enable the Company to continue as a going concern. While the Company believes in the viability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate funds.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2014 and December 31, 2015 consisted of the following:

	December 31, 2014	December 31, 2015
Accounts receivable	$65,929	$32,134
Less: Allowance for doubtful accounts	(10,000)	0
	$55,929	$32,134

F-21

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 5 - PROPERTY AND EQUIPMENT

Fixed assets, stated at cost, less accumulated depreciation, consists of the following at December 31, 2014 and December 31, 2015:

	December 31, 2014	December 31, 2015
Equipment	$89,410	$92,701
Furniture & Fixtures	28,946	28,946
Less: Accumulated Depreciation	(96,726)	(115,318)
Net Fixed Assets	$21,630	$7,754

Depreciation expense

Depreciation expense for the years ended December 31, 2014 and 2015 was $23,671 and $23,655, respectively.

NOTE 6 - NOTES PAYABLE

At December 31, 2015, the Company has total of 11 notes agreements totaling $986,082 with interest rates up to 21%. At December 31, 2014, $1,652,420 of these notes were in default. These notes consist of the following:

•

The Company has entered into one (1) convertible notes payable totaling $50,000 and bear interest at 10%. The Company has an option to convert this note at $0.50 per share. This note is in default at December 31, 2015.

•

The Company has entered into three (3) convertible notes payable totaling $321,458 and bear interest at 15% to 21%. These notes include warrants to purchase the Company's common stock at $0.265 per share for five (5) years. The maximum number of warrants issued under the agreements total 240,000. These notes are in default at December 31, 2015.

•	The Company has entered into one (1) secured note payable totaling $150,000 with interest at 14% with a maturity date of June 30, 2016.
•	The Company has entered into seven (7) note agreements with interest rates from 6% to 12% totaling $464,624. Of these notes $78,249 were in default at December 31, 2015.

NOTE 7 - COMMITMENTS & CONTINGENCIES

Lease

The Company currently occupies 4,427 square feet of office space in downtown Minneapolis Minnesota. Terms are on a month to month basis for $7,142 per month including utilities maintenance and cleaning. The Company. Total rent expense under this agreement was $65,623 and $78,565 for the years ended December 31, 2014 and 2015, respectively.

From time to time, we become subject to legal proceedings, claims and litigation arising in the ordinary course of business. Except for the following legal action involving a former employee, we currently are not a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material adverse effect on our business, operating results or financial condition should such litigation be resolved unfavorably against us.

We are the defendant in a lawsuit brought by a former employee against us and our two principal executive officers in the United States District Court of Minnesota alleging (i) breach of an employment contract by us relating to employment from late 2012 through March 2014, (ii) various violations by us of certain federal and state employment laws, and (iii) our default on a $50,000 loan to us which was alleged to be assigned from a third party to this former employee. Our former employee alleges he is entitled to recover legal and equitable damages and relief in the amount of at least $200,000 along with certain statutory penalties and attorney's fees and costs. We believe and consider this lawsuit is unwarranted and without merit except for approximately $30,000 which is owed to our former employee pursuant to a written termination of his employment accepted and agreed to by him in 2014. We have answered this lawsuit and denied these unwarranted claims, and we intend to vigorously defend the lawsuit or settle it to our satisfaction.

F-22

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

At December 31, 2014 and 2015, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $4,880,000 and $6,706,000 for Federal and state purposes, respectively. The Federal carryforward expires in 2034 and the state carryforward expires in 2019. Given the Company's history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit.

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2014 and 2015, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company's policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2014 and 2015, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2011 through 2013 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize a deferred tax asset at that time.

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	2014	2015
Income tax at federal s statutory rate	34.0%	34.0%
Effects of permanate differences	(12.7)%	(11.7)%
Effect of state taxes (net of federal taxes)	4.0%	4.2%
Change in valuation allowance	(25.3)%	(26.5)%
	0.0%	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of December 31, 2014 and 2015, the Company's only significant deferred income tax asset was a cumulative estimated net tax operating loss of $4,880,000 and $6,706,000, respectively. Management has considered the Company's operating losses incurred to date and believes that a full valuation allowance against the deferred tax assets is required as of December 31, 2014 and 2015.

Utilization of the Company's net operating losses may be subject to substantial limitations if the Company experiences a 50% change in ownership, as provided by the Internal Revenue Code and similar state provisions.

F-23

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS

Employment Agreements

The Company has two employment agreements in effect with their chief executive officer and executive vice president. The terms of the agreements include a base salaries of $25,000 per month in 2014 increasing to $32,500 per month January 1, 2015.

Loans

Included in notes payable are amounts due to officers and directors for advances. At December 31, 2014 and 2015, the amounts due related parities was $702,700 and $174,125, respectively.

NOTE 10 - STOCKHOLDERS' EQUITY

The Company is authorized the issuance of 500,000,000 shares of common stock and 20,000,000 shares of preferred stock, both $0.0001 par values per share. At December 31, 2014 and 2015, there were 19,662,809 and 27,797,950 outstanding shares of common stock and no outstanding shares of Preferred stock, respectively.

Common shares issued

During the year ended December 31, 2015, the Company issued 8,135,141 common shares. Of this amount 1,930,188 shares were issued for cash of $730,000, 4,190,522 shares were issued for a debt reduction of $2,640,243 and 1,714,431 shares were issued for services which were valued at approximately $616,888. The market price of the stock for services was determined to be the last amount the company raised money for which averaged $0.36 per share.

During the year ended December 31, 2014, the Company issued 4,312,500 shares of common stock. Of this amount 377,359 shares were issued for cash of $100,000 with 3,935,141 shares issued for services equaling $1,042,812. The price per shares in 2014 was determined to be $0.265.

Equity Compensation Plan

In 2011 the Board of Directors and shareholders of our Minnesota Fision subsidiary adopted and approved our 2011 Stock Option and Compensation Plan, as amended on July 18, 2013 and on December 30, 2014 (the "Plan"), which is our only equity compensation plan which was approved by stockholders. The purpose of the Plan is to advance the interests of the Company and our stockholders by attracting, retaining and rewarding our employees and key consultants performing services for us, and to motivate them to contribute to our growth and profitability.

Issuance of Awards. Under the Plan, the issuance of awards and the persons, terms and conditions regarding any award are determined by our Board of Directors. We have reserved up to 3,100,000 shares of our common stock to satisfy any awards under the Plan which can include one or a combination of stock options, stock appreciation rights (SARs), stock awards, restricted stock, performance shares, or cash. To date, we have only granted stock option awards under the Plan, and as of December 31, 2015, we had outstanding options under the Plan for a total of 97,500 common share.

Term and Vesting of Options. Incident to granting an option award, the Board of Directors must fix the term, exercise price, number of option shares, and any applicable vesting conditions or schedule. The Board of Directors retains the right to accelerate vesting of an option anytime for any reason. The maximum term of an option under the Plan is ten years.

Exercise Price and Manner of Exercise. The exercise price for any option granted under the Plan is determined by the Board of Directors, provided that the option price for any Incentive Stock Options intended to qualify under Section 422A of the Internal Revenue Code of 1986 shall not be less than the Fair Market Value of our common stock as of the date of grant. The exercise price may be paid in cash or check, cashless exercise, or tender of our shares already owned by the option holder, with any cashless exercise or tender of shares being based on the fair market value of our common shares on the date of exercise.

Transferability of Awards. Grants of options under the Plan are not transferable other than by will or laws of descent, and can only be exercised by the grantee during his or her lifetime.

Immediate Acceleration. The Plan provides that all options and awards not yet vested will be fully vested, and all performance conditions for restricted stock or performance share awards shall be deemed satisfied, in the event of (i) a change of control whereby a person or related group obtains 40% or more of our common stock, or (ii) a majority of our directors is replaced within 24 months without approval of the existing Board of Directors, or (iii) our stockholders approve a merger or the sale or other disposition of substantially all our assets.

The 2011 Stock Option and Compensation Plan of our Minnesota Fision subsidiary was assumed by the Company under the same terms as existed prior to the Merger.

F-24

FISION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Warrants

The Company has the following outstanding warrants to purchase the Company's common stock at December 31,

	Number of	Exercise	Weighted Average	Average Grant Date
	Shares	Price	Exercise price	Fair value
Balance at December 31, 2013	1,517,721	0.25-1.00	0.41	0.18
Granted	158,250	0.22-.078	0.36	0.09
Forfeited or cancelled	(43,500)	0.68-0.78	(0.75)	(0.17)
Balance December 31, 2014	1,632,471	0.25-1.00
Granted	2,133,973	0.20-1.00	0.51	0.17
Forfeited or cancelled	-	-
Balance December 31, 2015	3,766,444
Exercisable	16,000

NOTE 11 - SUBSEQUENT EVENTS

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company plans to evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an eventual SEC filer, considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Subsequent to December 31, 2015, through April 15, 2016, the Company sold shares of its common stock resulting in proceeds of $620,000 used for general working capital purposes.

NOTE 12 - CONCENTRATIONS

For the year ended December 31, 2015 four customers and for the year ended December 31, 2014 five customers each accounted for more than 10% of our revenues. Combined these customers represented slightly over 50% of the Company's revenue during each of 2014 and 2015. A significant reduction for any reason in the use of our software solutions by one or more of our major customers could harm our business materially.

F-25

No dealer, broker, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any selling agents participating in this offering. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

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 FISION CORPORATION

PROSPECTUS

January ___, 2017

6,841,669 Shares of Common Stock

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs and expenses payable by us in connection with the sale and distribution of the securities being registered are as follows:

SEC registration and filing fees	$634.36
Legal and accounting fees and expenses	22,000
EDGAR and financial printing costs	4,000
Transfer agent fees	2,000
Blue sky fees and expenses	1,500
Miscellaneous expenses	10,000
Total	$40,134

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and our Certificate of Incorporation and By-laws provide that we shall indemnify any of our directors and officers, to the fullest extent permitted by Delaware law, who was or is a party, or is threatened to be made a party, to any completed, pending or threatened civil, criminal, administrative, or investigative lawsuit or other legal proceeding by reason of the fact that the person is or was a director or officer of the Company. This indemnification includes expenses including attorneys’ fees, judgments, fines and any settlement amounts actually and reasonably incurred in the matter if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, the director or officer had no reasonable cause to believe his conduct was unlawful.

Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Our bylaws also permit us to purchase and maintain insurance covering any person who is or was a director or officer of the Company for any liability arising out of any conduct or action taken by such person as a director or officer, whether or not the Company would have the power to indemnify such person under the Delaware General Corporation Law. We currently have no insurance policy covering any of our directors and officers.

Our bylaws also provide that expenses including reasonable attorneys’ fees incurred by any of our directors and officers in defending any legal proceeding may be paid by the Company in advance of its final disposition upon an undertaking by such person to repay to the Company the advanced amount if it is determined such person is not entitled to indemnification.

Our bylaws also provide that these provisions for indemnification and expense advancement shall, unless otherwise provided when authorized, continue for any person who has ceased to be a director or officer and also shall inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances, the recipient was an accredited or sophisticated investor having access to information concerning our company and acquired the securities for investment purposes only with no present view toward further distribution except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any of these transactions, and the certificates issued to evidence these securities contained a legend restricting their transferability absent registration under the Securities Act or availability of an applicable exemption from such registration. No underwriter participated in any of these transactions, and no commission was paid in connection with these transactions. All of the following issuances were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

Sales of Common Stock

From April to December 2013, we satisfied and converted an aggregate of $1,159,560.58 of unsecured promissory notes (including accrued interest) held by five creditors into a total of 2,325,835 shares of our common stock at $.50 per share, which conversions included $1,000,000 of promissory notes held by our Chief Executive Officer.

From August-December 2013, we sold an aggregate of 70,000 shares of our common stock to three accredited investors in a private placement at $.50 per share, resulting in proceeds to us of $35,000 used for general working capital.

In December 2013, we issued 200,000 shares of our common stock to our Executive Vice President/CFO as bonus compensation valued at $100,000.

In June 2014 we issued 50,000 shares of our common stock to a key employee for employment compensation valued at $25,000.

In August 2014 we issued 550,000 shares of our common stock at $.265 per share to a financial consultant for advisory services valued at $145,750.

In August 2014, we issued an aggregate of 2,050,000 shares of our common stock at $.265 per share to our two senior executive officers as bonus compensation valued at $543,250, including 1,650,000 shares granted to our Chief Executive Officer and 400,000 shares granted to our Executive Vice President/CFO.

From August to October 2014, we issued an aggregate of 860,141 shares of our common stock at $.265 per share to a software development company as compensation for software services provided to us valued at $227,937.

In October-November 2014, we sold 377,359 shares of our common stock at $.265 per share to an accredited private investor resulting in proceeds to us of $100,000 used for general working capital.

In December 2014 we issued an aggregate of 475,000 shares of our common stock at $.265 per share to our two senior executive officers as bonus compensation valued at $125,875, including 400,000 shares granted to our Chief Executive Officer and 75,000 shares granted to our Executive Vice President/CFO.

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In April-May 2015 we issued 600,000 shares of our common stock at $.277 per share to a financial consultant as compensation for financial advisory services provided to us valued at $166,100.

In July 2015 we issued 150,000 shares of our common stock at $.45 per share to our Executive Vice President/CFO as bonus compensation valued at $67,500.

From May to September 2015, we issued an aggregate of 2,271,571 shares of our common stock at $.35 per share to seven persons who provided us with consulting, financial and professional services valued at $792,583.

From April to November 2015, we sold an aggregate of 1,930,188 shares of our common stock at $.35 per share to four accredited private investors resulting in proceeds to us of $730,000 used for general working capital.

In October 2015 we issued 40,000 shares of our common stock at $.65 per share to a consultant for consulting services valued at $26,000.

In connection with our December 2016 merger to acquire our Minnesota Fision subsidiary, we issued an aggregate of 28,845,090 shares of our common stock on a pro rata basis to the former shareholders of Minnesota Fision. In addition, we also issued derivative securities (consisting of options and warrants) as replacement derivative securities for all pre-merger derivative securities of Minnesota Fision on the same terms and conditions as existed prior to the merger, resulting in a replacement issuance of options and warrants to purchase an aggregate of 3,868,575 shares of our common stock.

On December 28, 2015 effective with the completion of our merger to acquire our operating Fision subsidiary, we issued a total of 4,190,522 shares of our common stock to satisfy an aggregate of $2,640,243 of indebtedness, including $2,380,423 of notes payable and $259,820 of accounts payable and accrued expenses. The satisfaction of these notes payable included an amount of $925,000 converted to equity by our Chief Executive Officer at $.65 per share.

During the first six months of 2016, we sold a total of 1,559,615 shares of our common stock to accredited investors in private placement transactions resulting in proceeds to us of $670,000 used for general working capital.

In April 2016, we issued 50,000 shares of our common stock valued at $20,000 to our Chief Technology Officer as a signing bonus incident to his entering into an employment agreement with us.

In June 2016, we issued 187,500 shares of our common stock at $.40 per share to a Noteholder to satisfy an amount of $75,000 of the outstanding debt owed to the Noteholder.

In June 2016, we issued 135,000 shares of our common stock valued at $87,750 to a former employee incident to settlement of a pending lawsuit against the Company.

On June 30, 2016 we issued a total of 115,000 shares of our common stock for financial services valued at $46,000.

In August 2016, we sold and issued 125,000 shares of our common stock to an accredited investor in a private transaction at $0.40 per share, which was used for working capital purposes.

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In August 2016, we also issued bonus stock awards to two executive officers for 50,000 shares of our common stock, 25,000 shares apiece, valued at $0.40 per share.

In September 2016, we sold and issued 83,333 shares of our common stock to an accredited investor in a private placement at $0.30 per share, which was used for working capital purposes.

In September 2016, we issued 100,000 shares of our common stock to an individual who provided loan financing services to us valued at $30,000.

On September 30, 2016, we issued a total of 1,887,222 shares of our common stock to two persons to convert a total of $566,166 of Notes and other debt owed to them into equity on the basis of $0.30 per share.

On September 30, 2016 we also issued a total of 320,000 common shares in consideration for past financial services provided by three persons and valued at $0.30 per share.

On September 30, 2016 we also issued 79,330 common shares to the owner of our office premises for past due rental payments in the amount of $39,665.

On September 30, 2016, we issued 83,333 common shares to each of our two principal officers in consideration for each of them converting $25,000 of notes payable into common stock on the basis of $0.30 per share.

In October 2016, we issued 1,217,981 shares of our common stock to Scenic City F-10 VIII, Inc. incident to its exercise of a stock option for a total exercise price of $300.

In October 2016 we also sold and issued a total of 100,000 shares of our common stock to two accredited investors at $0.30 per share, which proceeds of $30,000 were used for general working capital purposes.

In November 2016 we sold and issued 666,667 shares of our common stock to an accredited investor at $0.30 per share, which proceeds were used for general working capital purposes.

In December 2016 we sold and issued 833,334 shares of our common stock to an accredited investor at $0.30 per share, which proceeds were used for general working capital purposes.

On December 16, 2016 the Company completed the following transactions:

i) an issuance of a total of 230,000 common shares, valued at $.30 per share, to the two principal officers of the Company as management bonuses.

ii) an issuance of 250,000 common shares, valued at $.30 per share, to a business development consulting company incident to a two-year consulting contract to provide marketing, management and other consulting services to the Company.

iii) an issuance of 85,833 common shares to a Noteholder to convert $25,750 of debt into equity based on $.30 per share.

Stock Option Grants

In January 2014, we granted a four-year option for 100,000 common shares under our 2011 Plan to an employee as incentive compensation, now fully vested and exercisable at $.50 per share.

In June 2014, we granted four-year options for an aggregate of 157,500 shares under our 2011 Plan to four employees as incentive compensation, all fully vested and exercisable at $.50 per share.

In April 2016, we granted a five-year option to our Chief Technology Officer pursuant to his entering into an employment agreement with us, which option was for a total of 1,600,000 common shares exercisable at $.35 per share, allowing cashless exercise, and ratably vesting quarterly after the first 6 months over a four-year period provided he remains employed with our company.

In August 2016, we granted four-year options from our 2011 Plan to eight employees to purchase an aggregate of 775,000 common shares, including 575,000 shares exercisable at $0.50 per share and 200,000 shares exercisable at $0.65 per share, vesting quarterly and ratably over the four-year term; and in September 2016 we granted four-year options from our 2011 Plan to three employees to purchase an aggregate of 200,000 common shares at $.0.65 per share, vesting quarterly and ratably over the four-year term.

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Warrant Grants

In February 2014 we granted a four-year warrant for 18,000 shares of our common stock to a former director as annual compensation for his Board services, which warrant is now fully vested and exercisable at $.90 per share; and in May 2015 we granted an additional four-year warrant for 18,000 shares of our common stock to this former director as annual compensation for his Board services, which warrant is now fully vested and exercisable at $.341 per share.

In October 2012 we entered into an Advisory Services Agreement (the “Agreement”) with Hawkins Ventures, Inc. (the “Advisor”), as amended both in 2013 and 2014, to provide us with multiple advisory and consulting services. Along with monthly cash payments, the Agreement required us to issue certain five-year warrants incident to the original Agreement and each of its amendments. The exercise prices and number of common shares subject to these warrants were revised with each amendment, resulting in the Advisor being issued and now holding a fully vested five-year warrant for 240,000 shares relating to the initial Agreement and its first amendment exercisable at $.265 per share. The second amendment to the Agreement also provided for us to issue a five-year warrant for 2,000,000 shares exercisable at $.265 per share contingent on our obtaining certain prescribed financing and the Advisor being instrumental in our acquiring major customer or reseller partner contracts. The Agreement was terminated in June 2015, and it was mutually settled and agreed between the Advisor and us that the Advisor was entitled to a warrant for 600,000 shares of the 2,000,000 shares reserved in the second amendment of the Agreement. Accordingly, the Advisor now holds warrants to purchase an aggregate of 840,000 common shares at $.2650 per share, fully vested and exercisable anytime during the remainder of their five-year terms. These warrants also provide the Advisor the right to acquire these 840,000 shares through a “cashless” exercise.

During 2014, we granted four-year warrants for an aggregate of 22,250 shares of our common stock to two persons for consulting services, all fully vested with 20,000 shares exercisable at $.45 per share and 2,250 shares exercisable at $.50 per share.

In July 2014, we granted a four-year warrant for 100,000 shares of our common stock to a former key employee relating to past employment with our company, which warrant is now fully vested and exercisable at $.2625 per share.

During the nine-month period ended September 30, 2015, we granted and issued four-year or five-year warrants to five consultants related to consulting and financial advisory services for an aggregate of 740,079 shares of our common stock, all fully vested, and including 500,000 shares exercisable at $.20 per share, 18,329 shares exercisable at $.22 per share, 100,000 shares exercisable at $.265 per share, 112,750 shares exercisable at $.50 per share, and 9,000 shares exercisable at $.78 per share.

During November-December 2015, we granted and issued five-year warrants to two consultants related to consulting services for an aggregate of 16,000 shares of our common stock, all fully vested and exercisable at $.65 per share.

In November 2015, in lieu of cash compensation for technology services provided to us by a consultant, we issued a five-year warrant to the consultant to purchase 24,000 shares of our common stock at $.35 per, now fully vested.

In March 2016, pursuant to a one-year marketing services agreement, we granted and issued a five-year warrant to a consultant to purchase 120,000 shares of our common stock at $.50 per share, all fully vested.

In June 2016, we granted and issued a five-year warrant to a consultant for financial services to purchase 25,000 shares of our common stock at $.40 per share, all fully vested; and also granted and issued a five-year warrant to another consultant for operational services to purchase 25,000 shares of our common stock at $.50 per share, all fully vested.

In August 2016, we granted and issued a four-year warrant bonus to a key executive officer to purchase 250,000 shares of our common stock at $0.30 per share, all fully vested.

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ITEM 16. EXHIBITS

The exhibits accompanying this registration statement are listed on the following Index to Exhibits.

ITEM 17. UNDERTAKINGS

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i) The undersigned registrant undertakes that in any primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the  11th day of January, 2017.

FISION Corporation

By:	/s/ Michael Brown
Michael Brown
Chief Executive Officer

By:	/s/ Garry Lowenthal
Garry Lowenthal
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of January 11, 2017, by the following persons in the capacities indicated below. The following two persons comprise all members of the Board of Directors of the Company.

Name		Title (Position With Company)

By:	/s/ Michael Brown	Chief Executive Officer, Chairman of the Board of
	Michael Brown	Directors and Director (Principal Executive Officer)

By:	/s/ Garry Lowenthal	Executive Vice President, Chief Financial Officer
	Garry Lowenthal	and Director (Principal Financial and Accountiing Officer)

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INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and among the registrant, DE6 Newco Inc, a Minnesota corporation, and Fision Holdings, Inc., a Minnesota corporation (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on December 10, 2015)
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of registrant’s Form 10 filed on April 6, 2010)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 of registrant’s Form 10 filed on April 6, 2010)
5.1	Opinion of Robert O. Knutson, Attorney at Law
10.1	Employment Agreement with Michael Brown, dated July 7/1/2014 (incorporated by reference to the registrant’s Current Report on Form 8-K filed on January 4, 2016)
10.2	Employment Agreement with Garry Lowenthal, dated 7/1/2014 (incorporated by reference to the registrant’s Current Report on Form 8-K filed on January 4, 2016)
10.3	2011 Stock Option and Compensation Plan, as amended 12/30/2014 (incorporated by reference to the registrant’s Current Report on Form 8-K filed on January 4, 2016)
10.4	2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of registrant’s Registration Statement on Form S-8 filed on March 30, 2016)
10.5	Employment agreement with Wade Anderson (filed herewith)
23.1	Consent of Patrick D. Heyn, CPA, P.A. (filed herewith)
23.2	Consent of Robert O. Knutson, Attorney at Law (included in Exhibit 5.1)

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